Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

HELIS OIL & GAS COMPANY, L.L.C.,

AS SELLER,

AND

QEP ENERGY COMPANY,

AS PURCHASER

_________________________________________
DATED AS OF AUGUST 23, 2012
_________________________________________

ARTICLE 1 DEFINITIONS AND INTERPRETATION

Section 1.1	Defined Terms

Section 1.2	References and Rules of Construction
ARTICLE 2 PURCHASE AND SALE

Section 2.1	Purchase and Sale

Section 2.2	Assets

Section 2.3	Excluded Assets

Section 2.4	Effective Time; Proration of Costs and Revenues

Section 2.5	Procedures
ARTICLE 3 PURCHASE PRICE

Section 3.1	Purchase Price

Section 3.2	Allocation of Purchase Price

Section 3.3	Adjustments to Purchase Price

Section 3.4	Allocated Values
ARTICLE 4 TITLE AND ENVIRONMENTAL MATTERS

Section 4.1	Seller’s Title

Section 4.2	Title Defects

Section 4.3	Title Benefits

Section 4.4	Title Disputes

Section 4.5	Limitations on Applicability

Section 4.6	Consents to Assignment and Preferential Rights to Purchase

Section 4.7	Casualty or Condemnation Loss
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1	Generally

Section 5.2	Existence and Qualification

Section 5.3	Power

Section 5.4	Authorization and Enforceability

Section 5.5	No Conflicts.

Section 5.6	Liability for Brokers’ Fees

Section 5.7	Intellectual Property

Section 5.8	Insurance

Section 5.9	Litigation

Section 5.10	Payment of Royalties

Section 5.11	Taxes and Assessments

Section 5.12	Capital Commitments

Section 5.13	Compliance with Laws

Section 5.14	Contracts

Section 5.15	Payments for Production.

Section 5.16	Consents and Preferential Purchase Rights

Section 5.17	Properties

Section 5.18	Non-Consent Operations

Section 5.19	Plugging and Abandonment

Section 5.20	Suspense Funds

Section 5.21	Bankruptcy

Section 5.22	Certain Disclaimers
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 6.1	Generally

Section 6.2	Existence and Qualification

Section 6.3	Power

Section 6.4	Authorization and Enforceability

Section 6.5	No Conflicts

Section 6.6	Liability for Brokers’ Fees

Section 6.7	Litigation

Section 6.8	Financing

Section 6.9	Securities Law Compliance

Section 6.10	Independent Evaluation

Section 6.11	Consents, Approvals or Waivers

Section 6.12	Bankruptcy

Section 6.13	Qualification

Section 6.14	Limitation
ARTICLE 7 COVENANTS OF THE PARTIES

Section 7.1	Access

Section 7.2	Government Reviews

Section 7.3	Public Announcements; Confidentiality.

Section 7.4	Operation of Business

Section 7.5	Non-Solicitation of Employees

Section 7.6	Change of Name

Section 7.7	Replacement of Bonds, Letters of Credit and Guaranties

Section 7.8	Notification of Breaches

Section 7.9	Amendment to Schedules

Section 7.10	Regulatory Matters

Section 7.11	Further Assurances
ARTICLE 8 CONDITIONS TO CLOSING

Section 8.1	Seller’s Conditions to Closing

Section 8.2	Purchaser’s Conditions to Closing
ARTICLE 9 CLOSING

Section 9.1	Time and Place of Closing

Section 9.2	Obligations of Seller at Closing

Section 9.3	Obligations of Purchaser at Closing

Section 9.4	Closing Payment and Post-Closing Purchase Price Adjustments
ARTICLE 10 TERMINATION

Section 10.1	Termination

Section 10.2	Effect of Termination

Section 10.3	Distribution of Deposit Upon Termination
ARTICLE 11 ASSUMPTION; INDEMNIFICATION

Section 11.1	Assumption

Section 11.2	Indemnification

Section 11.3	Indemnification Actions

Section 11.4	Limitation on Actions
ARTICLE 12 TAX MATTERS

Section 12.1	Tax Filings

Section 12.2	Current Tax Period Taxes

Section 12.3	Purchase Price Adjustments

Section 12.4	Characterization of Certain Payments

Section 12.5	Withholding Taxes

ARTICLE 13 MISCELLANEOUS

Section 13.1	Counterparts

Section 13.2	Notice

Section 13.3	Tax, Recording Fees, Similar Taxes & Fees

Section 13.4	Governing Law; Jurisdiction

Section 13.5	Waivers

Section 13.6	Assignment

Section 13.7	Entire Agreement

Section 13.8	Amendment

Section 13.9	No Third Party Beneficiaries

Section 13.10	Construction

Section 13.11	Limitation on Damages

Section 13.12	Recording

Section 13.13	Conspicuous

Section 13.14	Time of Essence

Section 13.15	Delivery of Records

Section 13.16	Severability

Section 13.17	Specific Performance

Section 13.18	Like-Kind Exchange

APPENDICES:

Appendix A	- Definitions
EXHIBITS:

Exhibit A-1	- Leases

Exhibit A-2	- Units

Exhibit A-3	- Gas Gathering Systems and Surface Interests

Exhibit B	- Form of Assignment

Exhibit C	- Form of Letter-in-Lieu

Exhibit D	- Form of Transition Services Agreement

SCHEDULES:
Schedule 3.2        -    Purchase Price Allocation Schedule
Schedule 3.4        -    Allocated Values
Schedule 5.1        -    Seller Knowledge Individuals
Schedule 5.8        -    Insurance
Schedule 5.9        -    Litigation
Schedule 5.11        -    Taxes and Assessments
Schedule 5.12        -    Capital Commitments
Schedule 5.14        -    Contracts
Schedule 5.15        -    Payments for Production and Imbalances
Schedule 5.16        -    Consents and Preferential Rights to Purchase
Schedule 5.17        -    Lease Notices
Schedule 5.18        -    Non-Consent Operations
Schedule 5.19        -    Plugging and Abandonment
Schedule 5.20        -    Suspense Funds
Schedule 6.1        -    Purchaser Knowledge Individuals
Schedule 7.4        -    Operations
Schedule 11.1        -    Assumed Purchaser Obligations

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of August 23, 2012 (the “Execution Date”), by and between Helis Oil & Gas Company, L.L.C., a Louisiana limited liability company (“Seller”), on the one part, and QEP Energy Company, a Texas corporation (“Purchaser”), on the other part. Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS:
A.    Seller owns certain interests in oil and gas properties, rights and related assets that are defined and described herein as the “Assets.”

B.    Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Assets, in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION
Section 1.1    Defined Terms. In addition to the terms defined in the preamble and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.
Section 1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$”shall be deemed references to Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
ARTICLE 2
PURCHASE AND SALE
Section 2.1    Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets and to assume the Assumed Purchaser Obligations.
Section 2.2    Assets. As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s (and, as applicable, its Affiliates’) right, title and interest in and to the following:
(a)    The oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other rights to Hydrocarbons in place in McKenzie and Williams Counties, North Dakota, including those that are identified on Exhibit A-1 (collectively, the “Leases”);
(b)    All pooled, communitized or unitized acreage that includes all or a part of any Lease, including those shown on Exhibit A-2 (collectively, the “Units”), and all tenements, hereditaments and appurtenances belonging to the Leases and Units;
(c)    All oil, gas, water, carbon dioxide, or injection wells located on the Leases or Units, whether producing, shut-in or temporarily abandoned, including the wells shown on Exhibit A-2 (collectively, the “Wells”);
(d)    All tanks, flowlines, pipelines, gathering systems and appurtenances thereto located on the Leases or Units or used, or held for use, in connection with the operation of the Wells, including those identified on Exhibit A-3 (the “Gathering Systems”; and together with the Units, the Leases and the Wells, the “Properties”);
(e)    The field office, shop and yard (and all contents thereof) located on the eastern edge of Watford City, North Dakota on a tract of land located within a subdivision known as “Country Club Acres” in the SW1/4SE1/4 of Section 16, Township 150 North, Range 98 West, 5th P.M. McKenzie County, North Dakota, containing approximately 9.31 acres, more or less (the “Field Office and Yard”);
(f)    All contracts, agreements and instruments to the extent applicable to the Properties or the production of Hydrocarbons from the Properties, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, participation agreements, exchange agreements, transportation agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, but excluding any contracts, agreements and instruments the transfer of which is restricted by its terms or applicable Law; provided, however, Seller shall use its Commercially Reasonable Efforts to obtain waivers or consents for the transfer of such contracts, agreements or instruments pursuant to Section 4.6 (subject to such qualification, the “Contracts”);
(g)    All surface fee interests, easements, Permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use solely in connection with, the Properties, including those interests set forth on Exhibit A-3, but excluding, in all such instances, any items the transfer of which is restricted by its terms or applicable Law; provided, however, Seller shall use its Commercially Reasonable Efforts to obtain waivers or consents for the transfer of such contracts, agreements or instruments pursuant to Section 4.6;
(h)    All equipment, materials, supplies, machinery, tools, fixtures and other tangible personal property (including but not limited to spare parts, casing, tubing, wellheads, etc.) and improvements located on the Properties and the Field Office and Yard or used or held for use solely in connection with the operation of the Properties or the production of Hydrocarbons from the Properties; but excepting and reserving any Hydrocarbons stored in stock tanks, pipelines or other storage as of the Effective Time other than such Hydrocarbons for which there is a purchase price adjustment pursuant to Section 3.3(a)(iv) (subject to such exclusion, the “Equipment”);
(i)    The Leased Assets, except to the extent that any of the Leased Assets are transferable with the payment of a fee or other consideration (unless Purchaser has agreed in writing to pay such fee or other consideration) but excluding, in all such instances, any items the transfer of which is restricted by its terms or applicable Law; provided, however, Seller shall use its Commercially Reasonable Efforts to obtain waivers or consents for the transfer of such Leased Assets pursuant to Section 4.6;
(j)    All Hydrocarbons produced from or attributable to the Leases, the Units or the Wells at and after the Effective Time;
(k)    All geophysical and other seismic data, and other technical data and information, relating to the Properties, but excluding, in all such instances, any data the transfer of which is restricted by its terms (unless such data is transferable with the payment of a fee or other consideration and Purchaser has agreed in writing to pay such fee or other consideration) or applicable Law;
(l)    All (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable and other receivables and general intangibles, attributable to the other Assets with respect to periods of time from and after the Effective Time, (ii) liens and security interests in favor of Seller, whether choate or inchoate, under any law or contract, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition at or after the Effective Time of any of the other Assets, and (iii) claims of indemnity, contribution or reimbursement relating to the Assumed Purchaser Obligations;

(m)    All rights to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money, relating thereto, in each case, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition at or after the Effective Time of the other Assets;
(n)    All intangible rights, inchoate rights, transferable rights under warranties made by prior owners, manufacturers, vendors and Third Parties, and rights accruing under applicable statute of limitation or prescription, to the extent related to or attributable to the other Assets (excluding items that relate to matters for which Seller is required to provide indemnification to Purchaser hereunder);
(o)    All claims, rights, demands, complaints, causes of action, suits, actions, judgments, damages, awards, fines, penalties, recoveries, settlements, appeals, duties, obligations, liabilities, losses, debts, costs and expenses (including court costs, expert witness fees and reasonable attorneys’ fees) in favor of Seller arising from acts, omissions or events, or damage to or destruction of the Properties (excluding items that relate to matters for which Seller is required to provide indemnification to Purchaser hereunder); and
(p)    The Records.
Section 2.3    Excluded Assets. The Assets shall not include, and there is excepted, reserved and excluded from this transaction, the Excluded Assets.
Section 2.4    Effective Time; Proration of Costs and Revenues.
(a)    Subject to the other terms and conditions of this Agreement, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 a.m., Mountain Time, on July 1, 2012 (the “Effective Time”), as described below.
(b)    Purchaser shall be entitled to all production of Hydrocarbons from or attributable to the Leases, the Units and the Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at and after the Effective Time (provided that, notwithstanding the preceding, Seller shall be entitled to all overhead fees and similar payments received from Third Parties with respect to any of the Assets operated by Seller prior to the Closing), and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time.
(c)    Seller shall be entitled to all production of Hydrocarbons from or attributable to the Leases, the Units and the Wells prior to the Effective Time (and all products and proceeds attributable thereto), all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time and all overhead fees and similar payments received from Third Parties with respect to any of the Assets operated by Seller prior to the Closing, and shall be responsible for (and entitled to any refunds other than for those Property Costs paid or payable by Purchaser with respect to) all Property Costs incurred prior to the Effective Time.

(d)    Should Purchaser receive any proceeds or other amounts to which Seller is entitled under Section 2.4(c), Purchaser shall fully disclose, account for and promptly remit the same to Seller. If Seller receives any proceeds or other amounts with respect to the Assets to which Seller is not entitled pursuant to Section 2.4(c), Seller shall fully disclose, account for, and promptly remit the same to Purchaser.
(e)    Should Purchaser pay any Property Costs for which Seller is responsible under Section 2.4(c), Seller shall reimburse Purchaser promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment. Should Seller pay any Property Costs for which Seller is not responsible under Section 2.4(c), Purchaser shall reimburse Seller promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment.
(f)    Seller shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets and other income earned with respect to the Assets and no further responsibility for Property Costs (except to the extent such Property Costs are the responsibility of Seller under Article 11 or Article 12) incurred with respect to the Assets following the final determination and payment of the Adjusted Purchase Price in accordance with Section 9.4(b).
(g)    Consistent with Section 12.2 (as applicable), Taxes that are included in Property Costs, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at and after the Effective Time, except that production, severance and similar Taxes (excluding, for the avoidance of doubt, ad valorem and similar property Taxes that are assessed based on the quantity of or the value of production during preceding annual periods) measured by the quantity of or the value of production shall be prorated based on the number of units or value of production actually produced or sold, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time.
Section 2.5    Procedures.
(a)    For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, the Units and the Wells when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the initial point of entry into the pipelines through which they are transported from the field and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, the Units and the Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available. Seller shall provide to Purchaser evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective

Time in connection with the Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Unadjusted Purchase Price pursuant to Section 3.3. The terms “earned” and “incurred” shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (“COPAS”) standards, and expenditures that are incurred pursuant to an operating agreement, unit agreement or similar agreement shall be deemed incurred when expended by the operator of the applicable Lease, Unit or Well, in accordance with Seller’s current practice.
(b)    After Closing, Purchaser shall handle all joint interest audits and other audits of Property Costs covering the period for which Seller is in whole or in part responsible under Section 2.4, provided that Purchaser shall not agree to any adjustments to previously assessed costs for which Seller is liable, or any compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Any expenses from such audit shall be borne by Purchaser and Seller, respectively, in the same proportion as the Property Costs at issue are or would be borne by Purchaser and Seller. Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser or its Affiliates and relating to periods for which Seller is wholly or partially responsible.
ARTICLE 3
PURCHASE PRICE
Section 3.1    Purchase Price. The purchase price for the Assets shall be six hundred forty million two hundred eighty-five thousand one hundred seventy-nine Dollars ($640,285,179)(the “Unadjusted Purchase Price”), as adjusted and paid, as applicable, pursuant to and in accordance with Section 3.3, Section 9.3 and Section 9.4. Contemporaneously with the execution and delivery of this Agreement, Purchaser has delivered or caused to be delivered to an account (the “Escrow Account”) with JPMorgan Chase (the “Escrow Agent”), a wire transfer in the amount equal to (10%) of the Unadjusted Purchase Price (the “Deposit”) to be held, invested, and disbursed in accordance with the terms of this Agreement and an escrow agreement of even date herewith among Seller, Purchaser, and Escrow Agent (the “Escrow Agreement”). The balance in the Escrow Account shall be distributed to Seller in accordance with Section 9.3(a) if the Closing occurs or shall be otherwise distributed in accordance with the terms of Section 10.3.
Section 3.2    Allocation of Purchase Price. The Parties recognize that this transaction is a sale of the Assets to Purchaser subject to the requirements of Section 1060 of the Code and the Treasury Regulations thereunder and, therefore, that an IRS Form 8594, Asset Acquisition Statement, will be required to be filed by the Parties. The Parties agree that the Unadjusted Purchase Price and any liabilities associated with the Assets (to the extent properly taken into account as consideration under the Code) shall be allocated among the Assets for Tax purposes as set forth on Schedule 3.2 (the “Purchase Price Allocation Schedule”). Such allocation shall be determined in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and is intended by the Parties to be consistent with the Allocated Values as determined pursuant to Section 3.4. Within twenty (20) days following the final determination of the Adjusted Purchase Price, Purchaser shall deliver to Seller for its review and reasonable comment, a revised Purchase Price Allocation

Schedule, adjusted to reflect the Adjusted Purchase Price. The Purchase Price Allocation Schedule shall be revised to take into account subsequent adjustments to the Unadjusted Purchase Price or the Adjusted Purchase Price and any indemnification payments in the manner provided by applicable Law. If the Parties are unable to agree on any revisions to the Purchase Price Allocation Schedule, any dispute arising in connection with the Purchase Price Allocation Schedule shall be resolved pursuant to procedures comparable to the procedures applicable under Section 9.4(b). The Parties shall, and shall cause their respective Affiliates to, use the Purchase Price Allocation Schedule (as adjusted pursuant to this Section 3.2) in reporting this transaction to the applicable Taxing authorities, including on IRS Form 8594 and any other information or Tax Returns and supplements thereto required to be filed under Section 1060 of the Code and the Treasury Regulations thereunder. Neither Party shall, or shall permit their Affiliates to, file any Tax Return or otherwise take any position for Tax purposes that is inconsistent with the Purchase Price Allocation Schedule (as adjusted pursuant to this Section 3.2); provided, however, that nothing contained herein shall prevent either Party from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the allocation (which may result in a change to the allocation), and neither Party shall be required to litigate any proposed deficiency or adjustment by any Taxing authority challenging such allocation.
Section 3.3    Adjustments to Purchase Price. All adjustments to the Unadjusted Purchase Price shall be made (x) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP as applied by Seller in its accounting of and for the Assets (as of the Effective Time), (y) without duplication (in this Agreement or otherwise) and (z) only with respect to matters (A) in the case of Section 3.3(a)(vi) and Section 3.3(b)(v), for which notice is given on or before the Title Claim Date, and (B) in all of the other cases set forth in Section 3.3(a) and Section 3.3(b), identified on or before the 180th day after Closing (the “Cut-off Date”). Each adjustment to the Unadjusted Purchase Price described in Section 3.3(a) and Section 3.3(b) shall be allocated among the Assets in accordance with Section 3.4.
Without limiting the foregoing, the Unadjusted Purchase Price shall be adjusted as follows, with the resulting adjustments to such Unadjusted Purchase Price herein the “Adjusted Purchase Price”:
(h)    The Unadjusted Purchase Price shall be adjusted upward by the following amounts (without duplication):
(i)    an amount equal to all Property Costs and other costs attributable to the ownership and operation of the Assets that are incurred at and after the Effective Time but paid by Seller (as is consistent with Section 2.4(b) and Section 2.4(c)), but excluding any amounts previously reimbursed to Seller pursuant to Section 2.4(e);
(ii)    an amount equal to, to the extent that such amounts have been received by Purchaser and not remitted or paid to Seller, (A) all proceeds from the production of Hydrocarbons from or attributable to the Leases, the Units and the Wells prior to the Effective Time, (B) all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time and (C) any other amounts to which Seller is entitled pursuant to Section 2.4(c);

(iii)    the amount of all prepaid expenses (including pre-paid bonuses, rentals, location building expenses, cash calls and advances to Third Party operators for expenses not yet incurred; prepaid production Taxes, severance Taxes and other similar Taxes; and scheduled payments) paid by Seller with respect to the ownership or operation of the Assets at or after the Effective Time;
(iv)    to the extent that proceeds for such volumes have not been received by Seller, an amount equal to the aggregated volumes of Hydrocarbons stored in stock tanks, pipelines or other storage as of the Effective Time that are attributable to the ownership and operation of the Assets multiplied by the contract price therefor on the Effective Time;
(v)    to the extent that Seller is underproduced or overdelivered as of the Effective Time as shown with respect to the any net Imbalances for any product set forth in Schedule 5.15, as complete and final settlement of all such Imbalances for each such product, the value of such Imbalances (calculated on the basis of the average price of production of the applicable product for the 30 day period prior to the delivery of the preliminary settlement statement referred to in Section 9.4(a));
(vi)    any undisputed amounts for Title Benefits determined pursuant to Section 4.3;
(vii)    an amount equal to the Seller Overhead Services Amount; and
(viii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to the Unadjusted Purchase Price.
(i)    The Unadjusted Purchase Price shall be adjusted downward by the following amounts (without duplication):
(i)    an amount equal to all Property Costs and other costs attributable to the ownership and operation of the Assets that are incurred prior to the Effective Time but paid by Purchaser (as is consistent with Section 2.4(b) and Section 2.4(c)), but excluding any amounts previously reimbursed to Purchaser pursuant to Section 2.4(e);
(ii)    an amount equal to, to the extent that such amounts have been received by Seller and not remitted or paid to Purchaser, (A) all proceeds from the production of Hydrocarbons from or attributable to the Leases, the Units and the Wells at and after the Effective Time, (B) all other income, proceeds, receipts and credits earned with respect to the Assets at and after the Effective Time (excluding, all overhead fees and similar payments received from Third Parties with respect to any Assets operated by Seller prior to the Closing) and (C) any other amounts to which Purchaser is entitled pursuant to Section 2.4(b);
(iii)    to the extent that Seller is overproduced or underdelivered as of the Effective Time as shown with respect to the any net Imbalances for any product set forth in Schedule 5.15, as complete and final settlement of all such Imbalances for each such product, the value of such Imbalances (calculated on the basis of the average price of production of the applicable product for the 30 day period prior to the delivery of the preliminary settlement statement referred to in Section 9.4(a));
(iv)    to the extent not transferred to Purchaser at the Closing, all funds held in suspense by Seller with respect to the operation, ownership, production and developments, including those amounts set forth on Schedule 5.20;
(v)    any undisputed amounts for Title Defects determined pursuant to Section 4.2 (which shall include, for purposes of certainty, an amount equal to the Allocated Value of any Assets excluded from this transaction pursuant to Section 4.2(c)) and any amounts excluded pursuant to Section 4.2(e);
(vi)    an amount equal to the Allocated Value of any Assets excluded from this transaction pursuant to Section 4.6;
(vii)    an amount equal to the Allocated Value of any Assets excluded from this transaction pursuant to Section 4.7(a); and
(viii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the Unadjusted Purchase Price.
Section 3.4    Allocated Values. The “Allocated Values” for the Assets (which are provided for, and allocated amongst, each of the Units) are set forth on Schedule 3.4. The share of each adjustment allocated to a particular Asset shall be allocated to the particular Asset to which such adjustment relates to the extent such adjustment relates to such Asset and to the extent that it is, in the commercially reasonable discretion of Seller, possible to do so. Any adjustment not allocated to a specific Asset pursuant to the immediately preceding sentence shall be allocated among the various Assets on a pro-rata basis in proportion to the Unadjusted Purchase Price allocated to such Asset on Schedule 3.4. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but makes no representation or warranty as to the accuracy of such values.
ARTICLE 4
TITLE AND ENVIRONMENTAL MATTERS
Section 4.1    Seller’s Title. Except for the special warranty of title set forth in the Assignments, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Purchaser hereby acknowledges and agrees that, subject to Section 4.5, Purchaser’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets, (a) on or before the applicable Title Claim Date, shall be as set forth in Section 4.2 and, (b) subject to the following sentence, from and after the applicable Title Claim Date (without duplication), shall be pursuant to the special warranty of title set forth in the Assignments. Purchaser further acknowledges and agrees that Purchaser shall not be entitled to protection under (or the right to make a claim against) the special warranty of title provided in the Assignments for any Title Defect reported under this Article 4.
Section 4.2    Title Defects.
(j)    To assert a claim of a Title Defect, Purchaser must deliver a claim notice to Seller (a “Title Defect Notice”) promptly after the discovery thereof, but in no event later than thirty (30) days after the Execution Date (such cut-off date, the “Title Claim Date”). To be effective, each Title Defect Notice shall be in writing and include (i) a description of the alleged Title Defect that is reasonably sufficient for Seller to determine the basis of the alleged Title Defect, (ii) if the Title Defect is an Environmental Defect, the Asset(s) adversely affected by such Title Defect and if the Title Defect is anything other than an Environmental Defect, the Unit adversely affected by such Title Defect (in each case, a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) all documents upon which Purchaser relies for its assertion of a Title Defect, including, at a minimum, supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect and the computations and information upon which Purchaser’s belief is based, including any analysis by any title attorney or examiner hired by Purchaser (or, in the case of an Environmental Defect, any environmental remediation analysis prepared by or for Purchaser).
(k)    Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove on or before 120 days after the Title Claim Date (the “Cure Period”) any Title Defects (other than Environmental Defects for which this Section 4.2(b) shall not apply) for which Seller has received a Title Defect Notice from Purchaser prior to the Title Claim Date, and Purchaser shall take all actions reasonably requested by Seller to assist it with the cure or removal of any such Title Defects. No reduction shall be made to the Closing Payment with respect to any Title Defect for which Seller has provided notice to Purchaser prior to or on the Closing Date that Seller intends to attempt to cure the Title Defect during the Cure Period (a “Remedy Notice”) or for which Seller disputes the existence (a “Disputed Defect”). If any Title Defect with respect to which Seller provided a Remedy Notice to Purchaser is not cured by Seller within the Cure Period, Seller shall make an election with respect to such Title Defect pursuant to Section 4.2(c) no later than 130 days after the Title Claim Date (the “Remedy Deadline”); provided, however, that any downward adjustments to the Unadjusted Purchase Price made pursuant to Section 4.2(c) shall occur at the times set forth in Section 9.4; and provided, further, that if, prior to the Remedy Deadline, the Parties cannot agree on (i) the proper and adequate cure for any such Title Defect, (ii) the Title Defect Amount or (iii) whether the alleged Title Defect constitutes a Title Defect, such dispute(s) shall be finally and exclusively resolved in accordance with the provisions of Section 4.4. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 4.4 and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. Any Disputed Defects that have not been cured, waived or otherwise resolved by the Parties prior to the Remedy Deadline shall be exclusively and finally resolved in accordance with the provisions of Section 4.4.

(l)    Subject to Section 4.2(e) regarding certain Environmental Defects, in the event that any Title Defect is not waived by Purchaser or, subject to Section 4.2(b), not cured prior to the expiration of the Cure Period or Environmental Cure Period, as applicable, Seller shall, subject to the Individual Defect Threshold and the Aggregate Defect Deductible, elect to:
(i)     make a downward adjustment to the Unadjusted Purchase Price equal to an amount determined (the “Title Defect Amount”) pursuant to Section 4.2(d) as being the value of such Title Defect; or
(ii)     (A) subject to the consent of Purchaser, in the case of a Title Defect that is not an Environmental Defect, exclude or have Purchaser reconvey, as applicable, the Title Defect Property that is adversely affected by such Title Defect;
(B) subject to the consent of Purchaser, in the case of an Environmental Defect for which the asserted Title Defect Amount is less than the Allocated Value of the Title Defect Property, exclude the applicable Title Defect Property from the Assets; or
(C) in the case of a Title Defect that is an Environmental Defect for which the asserted Title Defect Amount is equal to or greater than the Allocated Value of such Title Defect Property, in Seller’s sole discretion, exclude the Title Defect Property from the Assets;
in any of which events the Unadjusted Purchase Price shall be adjusted downward, by an amount equal to the Allocated Value of such Title Defect Property and such Title Defect Property shall no longer be included within the definition of Assets for any purpose under this Agreement.
Notwithstanding the foregoing provisions of this Section 4.2(c), no reduction shall be made in the Unadjusted Purchase Price with respect to any Title Defect for which the Parties agree to execute and deliver to one another a written indemnity agreement, under which Seller agrees to fully, unconditionally and irrevocably indemnify and hold harmless Purchaser from any and all Damages arising out of or resulting from such Title Defect. Upon the election of the remedy of a Title Defect pursuant to this Section 4.2(c), the Parties shall complete any further reconveyancing (or conveyancing in the case of an Environmental Defect Hold-Back Property) of the relevant Title Defect Property as is necessary to effect such remedy. In the case of any such reconveyancing, Purchaser shall assign the relevant Title Defect Property to Seller with a special warranty of title, subject to the Permitted Encumbrances, by, through and under Purchaser. Any post-Closing conveyance of an Environmental Defect Hold-Back Property shall be effected by the execution of an Assignment in the form set forth on Exhibit B, and such Environmental Defect Hold-Back Property shall, from and after the date of such conveyance, be deemed to be an Asset for all purposes of this Agreement. Any downward adjustments to the Unadjusted Purchase Price pursuant to this Section 4.2 shall be made (and accounted for) at the times set forth in Section 9.4.
(m)    The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property adversely affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:
(i)    if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is a lien, encumbrance or other charge that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller's interest in the affected Title Defect Property;
(iii)    if the Title Defect reflects a discrepancy (with a proportional decrease in the working interest for the affected Title Defect Property) between (A) the Net Revenue Interest for the affected Title Defect Property and (B) the Net Revenue Interest stated in Schedule 3.4 then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Schedule 3.4;
(iv)    if the Title Defect is an Environmental Defect, the Title Defect Amount shall be the amount of the estimated costs and expenses to correct or remediate the Environmental Defect (as of the Closing Date) in such a manner that is consistent with applicable Environmental Laws;
(v)    if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (ii), (iii) or (iv) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; provided, however, that, the foregoing considerations notwithstanding, in the event that the Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing or remediating, as applicable, such Title Defect;
(vi)    the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price; and
(vii)    notwithstanding anything to the contrary in this Article 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects (other than Environmental Defects) upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(n)    (i)    Notwithstanding anything to the contrary in this Section 4.2:

(A)
with respect to alleged Environmental Defects (for which the asserted Title Defect Amount is in excess of the Individual Defect Threshold) for which Purchaser and Seller have not, prior to the Closing, agreed to a Title Defect Amount (in accordance with Section 4.2(d)(iv)) or for which, prior to Closing, the Title Defect Amount has not been determined pursuant to Section 4.4;

(B)	in the event the Parties have not, prior to Closing, agreed that an alleged Environmental Defect constitutes a Title Defect;

(C)
with respect to alleged Environmental Defects for which the asserted Title Defect Amount is less than the Allocated Value of the Title Defect Property and the Parties have made an election to exclude pursuant to Section 4.2(c);

(D)
with respect to an alleged Environmental Defect for which the asserted Title Defect Amount is equal to or greater than the Allocated Value of the Title Defect Property and Seller has made an election to exclude pursuant to Section 4.2(c); or

(E)
with respect to any alleged Environmental Defect for which Seller has provided notice to Purchaser prior to or on the Closing Date that Seller intends to cure or remove the Environmental Defect on or before 180 days after the Title Claim Date (the “Environmental Cure Period”),

the affected Title Defect Property that is subject to such alleged Environmental Defect (an “Environmental Defect Hold-Back Property”) shall (X) not be included in the Assets at Closing, and (Y) the Unadjusted Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such Environmental Defect Hold-Back Property (and, if not already reflected in the preliminary settlement statement prepared prior to Closing pursuant to Section 9.4(a), the Allocated Value of such Environmental Defect Hold-Back Property shall be excluded from the Closing Payment payable at Closing).
(i)    During the Environmental Cure Period, Seller shall have the right, but not the obligation, at its sole cost, to cure or remove the Environmental Defect affecting any Environmental Defect Hold-Back Property, in which case Seller shall release and indemnify Purchaser Group in accordance with Section 7.1, applied mutatis mutandis if Seller or Seller’s Representatives access Purchaser’s property in its attempt to cure or remove the Environmental Defect affecting an Environmental Defect Hold-Back Property. Any Environmental Defect Hold-Back Property for which the Environmental Defect is cured or removed during the Environmental Cure Period shall promptly thereafter be conveyed from Seller to Purchaser, provided that if the Parties cannot agree on the proper and adequate cure for an Environmental Defect or that an Environmental Defect has been cure or removed, such dispute shall be finally and exclusively resolved in accordance with the provisions of Section 4.4.
(ii)    If an Environmental Defect affecting any Environmental Defect Hold-Back Property is not cured or removed by Seller within the Environmental Cure Period, then the Parties or Seller, as applicable, shall determine the remedy with respect to such Environmental Defect pursuant to Section 4.2(c) no later than 10 days after the end of the Environmental Cure Period;
(iii)    If any conveyance of an Environmental Defect Hold-Back Property is completed prior to the Final Settlement Statement Date, then the Unadjusted Purchase Price shall be adjusted upward by an amount equal to the Allocated Value of such conveyed Environmental Defect Hold-Back Property and further adjusted as applicable for the adjustments set forth in Section 3.3 that relate to such Environmental Defect Hold-Back Property. If any conveyance of an Environmental Defect Hold-Back Property is completed after the Final Settlement Statement Date, then Purchaser shall pay to Seller an amount equal to the Allocated Value of such conveyed Environmental Defect Hold-Back Property, adjusted as applicable for the adjustments set forth in Section 3.3 that relate to such Environmental Defect Hold-Back Property.
(f)    It is understood and agreed that Environmental Defects shall constitute Title Defects for purposes of this Agreement (as is provided in the definition of “Title Defects” set forth in Appendix A) and, as such, will be handled in accordance with, and in all instances will be subject to, the provisions of this Section 4.2 (other than Section 4.2(b) and Section 4.2(d)(vii) which shall not apply to Environmental Defects) and the other applicable provisions of this Article 4 (including the thresholds and deductibles set forth in Section 4.5). For the avoidance of doubt, the Aggregate Defect Deductible is a single amount which includes both Title Defects and Environmental Defects. Without limiting the disclaimers and acknowledgements set forth in Article 5 and Article 6, respectively, PURCHASER HEREBY WAIVES AND RELEASES ANY REMEDIES OR CLAIMS (WHETHER AT LAW OR IN EQUITY) THAT IT MAY HAVE AGAINST SELLER, ITS AFFILIATES OR ANY OTHER MEMBER OF THE SELLER GROUP UNDER APPLICABLE LAWS WITH RESPECT TO ENVIRONMENTAL DEFECTS, EXCEPT SOLELY FOR THOSE REMEDIES SET FORTH IN THIS ARTICLE 4 AND SECTION 11.2(B)(IV).
Section 4.3    Title Benefits.
(c)    Seller has the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date with respect to each Title Benefit discovered by Seller a notice (a “Title Benefit Notice”) in writing and including (i) a description of the Title Benefit reasonably sufficient to determine the basis of the alleged Title Benefit, (ii) the Unit affected by such Title Benefit (a “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) all documents upon which Seller relies for its assertion of a Title Benefit, including, at a minimum, supporting documents reasonably necessary for Purchaser (as well as any title attorney or examiner hired by Purchaser) to verify the existence of the alleged Title Benefit and (v) the amount by which Seller reasonably believes the Allocated Value of each Title Benefit Property is increased by such Title Benefit and the computations and information upon which Seller’s belief is based on or before the Title Claim Date with respect to each Title Benefit discovered by Seller.
(d)    Subject to the Individual Benefit Threshold and the Aggregate Benefit Deductible, with respect to each Title Benefit Property affected by Title Benefits reported under Section 4.3(a), the Unadjusted Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property, as determined pursuant to Section 4.3(c). Any upward adjustments to the Unadjusted Purchase Price pursuant to this Section 4.3 shall be made (and accounted for) at the times set forth in Section 9.4.
(e)    The Title Benefit Amount resulting from a Title Benefit shall be the amount by which the Allocated Value of the Title Benefit Property affected by such Title Benefit is increased as a result of the existence of such Title Benefit and shall be determined in accordance with the following methodology, terms and conditions:
(i)    if Purchaser and Seller agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount;
(ii)    if the Title Benefit reflects a difference (with a proportional increase in the working interest for the affected Title Defect Property) between (A) the Net Revenue Interest for the affected Title Benefit Property and (B) the Net Revenue Interest stated in Schedule 3.4, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Schedule 3.4; and
(iii)    if the Title Benefit represents a benefit in the ownership or title to the Title Benefit Property of a type not described in subsections (i) or (ii) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property benefitted by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit by Purchaser and Seller and such other factors as are necessary to make a proper evaluation.
(f)    If the Parties cannot reach an agreement on alleged Title Benefits and Title Benefit Amounts by the scheduled Closing, the provisions of Section 4.4 shall apply.
Section 4.4    Title Disputes. The Parties shall attempt to agree on all Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, prior to Closing. If the Parties are unable to agree on Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, by the scheduled Closing, then Seller’s good faith estimate shall be used to determine the Closing Payment pursuant to Section 9.4. If, after the Remedy Deadline, the Parties are unable to agree on an alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount (the “Disputed Title Matters”) such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this Section 4.4. Purchaser shall provide to Seller by not later than the tenth (10th) Business Day following the Remedy Deadline a written description meeting the requirements of Section 4.2(a) or Section 4.3(a), as applicable, together with all supporting documentation, of the Disputed Title Matters. By not later than ten (10) Business Days after Seller’s receipt of Purchaser’s written description of the Disputed Title Matters, Seller shall provide to Purchaser a written response setting forth Seller’s position with respect to the Disputed Title Matters together with all supporting documentation.
(a)    By not later than ten (10) Business Days after Purchaser’s receipt of Seller’s written response to Purchaser’s written description of the Disputed Title Matters, Purchaser may initiate a non-administered arbitration of any such dispute(s) conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section, by written notice (the “Title Arbitration Notice”) to Seller of any Disputed Title Matters not otherwise resolved or waived that are to be resolved by arbitration (“Final Disputed Title Matters”).
(b)    The arbitration shall be held before a one member arbitration panel (the “Title Arbitrator”), determined as follows. The Title Arbitrator shall be an attorney with at least ten (10) years’ experience (i) in the case of Title Defects other than Environmental Defects, examining oil and gas titles in the State of North Dakota and (ii) in the case of Environmental Defects, as an environmental attorney practicing in the State of North Dakota. Within two (2) Business Days following Seller’s receipt of the Title Arbitration Notice, Seller and Purchaser shall each exchange lists of three (3) acceptable, qualified arbitrators. Within two (2) Business Days following the exchange of lists of acceptable arbitrators, the Parties shall select by mutual agreement the Title Arbitrator from their original lists of three (3) acceptable arbitrators. If no such agreement is reached within seven (7) Business Days following the delivery of Title Arbitration Notice, the Houston, Texas office of the American Arbitration Association shall select an arbitrator from the original lists provided by the Parties to serve as the Title Arbitrator.
(c)    Within three (3) Business Days following the selection of the Title Arbitrator, the Parties shall submit one copy to the Title Arbitrator of (i) this Agreement, with specific reference to this Section 4.4 and the other applicable provisions of this Article 4, (ii) Purchaser’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to Seller, (iii) Seller’s written response to Purchaser’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to Purchaser and (iv) the Title Arbitration Notice. The Title Arbitrator shall resolve the Final Disputed Title Matters based only on the foregoing submissions, and shall select either the position of Seller or Purchaser with respect to each Final Disputed Title Matter. Neither Purchaser nor Seller shall have the right to submit additional documentation to the Title Arbitrator nor to demand discovery on the other Party.
(d)    The Title Arbitrator shall make its determination by written decision within thirty (30) days following Seller’s receipt of the Title Arbitration Notice (the “Arbitration Decision”). The Arbitration Decision shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the provisions of this Article 4. The Title Arbitrator may consult with and engage disinterested Third Parties to advise the Title Arbitrator, but shall disclose to the Parties the identities of such consultants and shall only use such Third Parties to the extent necessary to resolve the Final Disputed Title Matters. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5) year period preceding the arbitration nor have any financial interest in the dispute.
(e)    The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects and Title Defect Amounts or Title Benefits and Title Benefit Amounts and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter.
(f)    Each Party shall each bear its own legal fees and other costs of preparing and presenting its case. Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to the consultation of any Third Party.
(g)    The Parties shall implement the Arbitration Decision as follows: (i) in the case of alleged Title Defects determined to be Title Defects, such Title Defects shall be remedied pursuant to Section 4.2(c) within ten (10) Business Days following Seller’s receipt of the Arbitration Decision (with any amounts owed, as a result of such remedy, to be made and accounted for at the times set forth in Section 9.4(b)), and (ii) in the case of disputed Title Benefits, Title Benefit Amounts or Title Defect Amounts, any amounts determined to be owed by either Party shall be accounted for in the determination of the Adjusted Purchase Price pursuant to Section 9.4(b). Any alleged Title Defects or Title Benefits determined not to be Title Defects or Title Benefits under the Arbitration Decision shall be final and binding as not being Title Defects or Title Benefits. The Parties shall complete any reconveyancing of property as is necessary to effect the remedy determined pursuant to subsection (i) above. In the case of any such reconveyancing, Purchaser shall assign the relevant Lease or Well to Seller with a special warranty of title, subject to no burdens, liens or encumbrances other than the Permitted Encumbrances, by, through and under Purchaser.
(h)    Any dispute over the interpretation or application of this Section 4.4 shall be decided by the Title Arbitrator with reference to the Laws of the State of Texas.
Section 4.5    Limitations on Applicability.
(a)    The right of Purchaser or Seller to assert a Title Defect or Title Benefit, respectively, under this Article 4 shall terminate on the Title Claim Date, except that until the alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount, as applicable, is resolved in accordance with this Agreement, there shall be no termination of Purchaser’s or Seller’s rights under this Article 4 with respect to any alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount properly reported in accordance with Section 4.4 on or before the Title Claim Date. Thereafter, Purchaser’s and Seller’s sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in the respective Assignments. Without limiting the foregoing, if a Title Defect under this Article 4 results from any matter that could also result in the breach of any representation or warranty of Seller as set forth in Article 5 or a breach of Seller’s special warranty of title in the Assignments, and Purchaser has knowledge of such matter prior to the Title Claim Date, Purchaser shall only be entitled to assert such matter as a Title Defect to the extent permitted by Article 4; and, for the avoidance of doubt, Purchaser shall be precluded from also asserting any such matter as the basis of the breach of any such representation or warranty or as a claim against Seller’s special warranty of title provided in the Assignments.
(b)    Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the Unadjusted Purchase Price or other remedies available in respect of Title Defects (including Title Defects constituting Environmental Defects) or Title Benefits, as applicable, under this Article 4:
(i)    With respect to Title Defects, (A) for any Title Defect Amount with respect to an individual Title Defect Property if such amount does not exceed One Hundred Thousand Dollars ($100,000) (the “Individual Defect Threshold”), provided that, Purchaser shall be entitled to recover the full Title Defect Amount once the Individual Defect Threshold is met, subject to the Aggregate Defect Deductible; and (B) unless the amount of all such Title Defect Amounts (provided that each such Title Defect Amount exceeds the Individual Defect Threshold), in the aggregate (excluding any Title Defect Amounts with respect to Title Defects cured or indemnified by Seller in accordance with this Article 4) exceeds two and one-half percent (2.5%) of the Unadjusted Purchase Price (the “Aggregate Defect Deductible”), after which point, subject to the Individual Defect Threshold, Purchaser shall be entitled to adjustments to the Unadjusted Purchase Price or other remedies elected by Seller in accordance with Section 4.2(c) only with respect to Title Defect Amounts in excess of such Aggregate Defect Deductible and only to the extent that Title Defect Amounts exceed the Aggregate Defect Deductible. Notwithstanding the foregoing, Title Defects which would otherwise constitute breaches of the special warranty of title set forth in the Assignments but which are asserted prior to the Title Claim Date shall not be subject to the Individual Defect Threshold or the Aggregate Defect Deductible.
(ii)    With respect to Title Benefits, (A) for any Title Benefit Amount with respect to an individual Title Benefit Property: if such amount does not exceed One Hundred Thousand Dollars ($100,000) (the “Individual Benefit Threshold”), provided that, Seller shall be entitled to recover the full Title Benefit Amount once the Individual Benefit Threshold is met, subject to the Aggregate Benefit Deductible; and (B) unless the amount of all such Title Benefit Amounts (provided that each such Title Benefit Amount exceeds the Individual Benefit Threshold), in the aggregate exceeds two and one-half percent (2.5%) of the Unadjusted Purchase Price (the “Aggregate Benefit Deductible”), after which point, subject to the Individual Benefit Threshold, Seller shall be entitled to adjustments to the Unadjusted Purchase Price only with respect to Title Benefit Amounts in excess of such Aggregate Benefit Deductible and only to the extent that Title Benefit Amounts exceed the Aggregate Benefit Deductible.
(c)    Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, the Parties hereby acknowledge that, as set forth more fully in Section 13.14, time is of the essence in performing their obligations and exercising their rights under this Article 4, and, as such, that each and every date and time by which such performance or exercise is due shall be the firm and final date and time.
Section 4.6    Consents to Assignment and Preferential Rights to Purchase.
(a)    Promptly after the Execution Date, Seller shall prepare and send (i) notices to the holders of any required consents to assignment (including the Specified Consent Requirements that are set forth on Schedule 5.16) requesting consents to the Assignments; (ii) notices to the holders of any applicable preferential rights to purchase or similar rights (including rights to purchase or similar rights arising in connection with change in control provisions) (collectively, “Preferential Rights”) that are set forth on Schedule 5.16 in compliance with the terms of such rights and requesting waivers of such rights; and (iii) upon Purchaser’s review and written request, notices under each Contract and for each interest described under Section 2.2(g) or Section 2.2(i) for which consent or a waiver is required from a counterparty or under applicable Law in order to transfer, assign or amend such Contract. Seller shall use Commercially Reasonable Efforts to cause such consents and waivers of Preferential Rights (or the exercise thereof), to be obtained and delivered prior to Closing. Purchaser shall cooperate with Seller in seeking to obtain such consents to assignment and waivers of Preferential Rights. Any Preferential Right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 9 as to those Assets for which Preferential Rights have not been exercised. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Right notices shall be the Allocated Value for such Asset, subject to adjustment pursuant to Section 3.3. If, prior to the Closing Date, any Party discovers any required consents or Preferential Rights (applying to the Assets) for which notices have not been delivered pursuant to the first sentence of this Section 4.6(a), then (A) the Party making such discovery shall provide the other Party with written notification of such consents or Preferential Rights, as applicable, (B) Seller, following delivery or receipt of such written notification, will promptly send notices to the holders of such required consents requesting consents and notices to the holders of such Preferential Rights in compliance with the terms of such rights and requesting waivers of such rights and (C) the terms and conditions of this Section 4.6 shall apply to the Assets subject to such consents or Preferential Rights, as applicable.
(b)    In no event shall there be included in the Assignments any Asset for which a Specified Consent Requirement has not been satisfied. In cases in which the Asset subject to such a requirement is a Contract and Purchaser is assigned the Property or Properties to which the Contract relates, but the Contract is not transferred to Purchaser due to the unwaived Specified Consent Requirement, (i) Seller shall continue after Closing to use Commercially Reasonable Efforts to satisfy the Specified Consent Requirement so that such Contract can be transferred to Purchaser upon receipt of the Specified Consent Requirement, (ii) the Contract shall be held by Seller for the benefit of Purchaser until the Specified Consent Requirement is satisfied or the Contract has terminated and (iii) Purchaser shall pay all amounts due thereunder, perform all obligations thereunder and indemnify Seller against any Damages incurred or suffered by Seller as a consequence of remaining a party to such Contract until the Specified Consent Requirement is satisfied or the Contract has terminated. In cases in which the Asset subject to such a Specified Consent Requirement is a Property and such consent is not satisfied by Closing, the affected Property and the Assets related to that Property shall not be transferred at Closing and the Unadjusted Purchase Price shall be reduced by the Allocated Value of the Property and related Assets, provided that Seller shall continue after Closing to use Commercially Reasonable Efforts to satisfy the Specified Consent Requirement so that such Property and the Assets related to the Property can be transferred to Purchaser upon receipt of the Specified Consent Requirement, subject to the remainder of this Section 4.6(b). If an unsatisfied Specified Consent Requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 3.3 is subsequently satisfied prior to the date of delivery of the final settlement statement under Section 9.4(b), a separate closing shall be held within five (5) Business Days thereof at which (i) Seller shall convey the affected Property and related Assets to Purchaser in accordance with this Agreement and (ii) Purchaser shall pay an amount equal to the Allocated Value of such Property and related Assets, adjusted in accordance with Section 3.3, to Seller. If such consent requirement is not satisfied by the date of delivery of the final settlement statement, Seller shall have no further obligation to sell and convey such Property and related Assets and Purchaser shall have no further obligation to purchase, accept and pay for such Property, and the affected Property and related Assets shall be deemed to be deleted from Exhibit A‑1, Exhibit A‑2, Schedule 3.4 and the other applicable Exhibits and Schedules to this Agreement for all purposes.
(c)    If any Preferential Right affecting an Asset is exercised prior to Closing, the Unadjusted Purchase Price shall be decreased by the Allocated Value for such Assets, and the affected Assets shall be deemed to be deleted from Exhibit A-1, Exhibit A-2, Schedule 3.4 and the other applicable Exhibits and Schedules to this Agreement for all purposes. Seller shall retain the consideration paid by the Third Party, and shall have no further obligation with respect to such affected Assets under this Agreement. Should a Third Party fail to exercise its Preferential Right as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, the affected Assets shall not be transferred at Closing and the Unadjusted Purchase Price shall be reduced by the Allocated Values of such Assets. In the event that such Third Party exercises its Preferential Right following the Closing, Seller shall have no further obligation to sell and convey the affected Assets and Purchaser shall have no further obligation to purchase, accept and pay for such affected Assets, and the affected Assets shall be deemed to be deleted from Exhibit A-1, Exhibit A-2, Schedule 3.4 and the other applicable Exhibits and Schedules to this Agreement for all purposes. If, on the other hand, the applicable Preferential Rights are waived or expire, a separate closing shall be held within five (5) Business Days thereof at which (i) Seller shall convey the affected Assets to Purchaser in accordance with this Agreement and (ii) Purchaser shall pay an amount equal to the Allocated Value of such Assets, adjusted in accordance with Section 3.3, to Seller.
Section 4.7    Casualty or Condemnation Loss.
(a)    If, after the Execution Date, but prior to the Closing Date, any portion of the Assets is damaged, destroyed or made unavailable or unusable for the intended purpose by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), and the loss as a result of such individual Casualty Loss exceeds five percent (5%) of the Unadjusted Purchase Price, Purchaser shall nevertheless be required to close, and Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Assets adversely affected by any such individual Casualty Loss to be repaired or restored to at least their condition prior to such

Casualty Loss, at Seller’s sole cost and expense, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to indemnify Purchaser against any costs or expenses that Purchaser reasonably incurs to repair or restore the Assets subject to any such Casualty Loss or (iii) to exclude the affected Assets from this Agreement and reduce the Unadjusted Purchase Price by the Allocated Value of such Assets. In each case, Seller shall retain all rights to insurance, unpaid awards, condemnation payments and other rights and claims against Third Parties with respect to the Casualty Loss, except to the extent the Parties otherwise agree in writing.
(b)    If, after the Execution Date, but prior to the Closing Date, any Casualty Loss occurs, and the loss as a result of such individual Casualty Loss is five percent (5%) or less of the Unadjusted Purchased Price, Purchaser shall nevertheless be required to close and Seller shall, at Closing, pay to Purchaser all sums paid to Seller by Third Parties (including insurers) by reason of such individual Casualty Loss and, to the extent necessary, shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s right, title and interest (if any) in unpaid awards, condemnation payments and other rights and claims against Third Parties (other than Persons within the Seller Group) arising out of the Casualty Loss.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
Section 5.1    Generally.
(o)    Any representation or warranty qualified to the “knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed in Schedule 5.1. As used in this Agreement, the term “Actual Knowledge” with respect to any individual means information personally known by such individual.
(p)    Inclusion of a matter on a Schedule in relation to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be set forth on a Schedule for information purposes only.
(q)    Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set forth in Section 5.2 through Section 5.21 as of the Execution Date and on the Closing Date, as applicable (except for the representations and warranties that refer to a specified date which will be deemed made as of such date).
Section 5.2    Existence and Qualification. Seller is a limited liability company, validly existing and in good standing under the Laws of the State of Louisiana and is duly qualified to do business in the State of North Dakota.

Section 5.3    Power. Seller has the requisite power to enter into and perform this Agreement and to consummate the transactions contemplated by this Agreement.
Section 5.4    Authorization and Enforceability. The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Seller at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.5    No Conflicts. Assuming the receipt of all consents and approvals from Third Parties in connection with the transactions contemplated hereby and the waiver of or compliance with all Preferential Right rights applicable to the transfer of the Assets contemplated hereby, the execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement, will not (a) violate any provision of the limited liability company agreement or other organizational documents of Seller, (b) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Seller is a party or that affects the Assets, (c) violate any judgment, order, ruling or decree applicable to Seller as a party in interest, or (d) violate any Laws applicable to Seller or any of the Assets, except any matters described in subsections (b) or (c) above which would not have a Material Adverse Effect.
Section 5.6    Liability for Brokers’ Fees. Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 5.7    Intellectual Property. Seller owns, or has the licenses or rights to use all material Intellectual Property used in the ownership or operation of the Assets. Seller has not received from any Third Party a claim in writing that Seller is infringing on the Intellectual Property of such Third Party.
Section 5.8    Insurance. Seller has made available to Purchaser copies of all policies of insurance applicable to the Assets (with redactions of those portions of the policies not applicable to the Assets), which are set forth on Schedule 5.8, and, for recently renewed policies (to the extent applicable to the Assets), binders to which Seller is a party or under which the Assets are covered. Except as set forth in Schedule 5.8, (a) all such policies of insurance to which Seller is a party and which relate to the Assets are valid, outstanding, and enforceable, (b) will continue in full force and effect immediately prior to the Closing and (c) Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which Seller is a party (or that provides coverage to Seller) and which relate to the Assets.
Section 5.9    Litigation. Except as set forth on Schedule 5.9, there are no actions, suits or proceedings pending, or to Seller’s knowledge, threatened in writing, before any Governmental Body or arbitrator with respect to Seller or the Assets that would materially impair Seller’s ability to perform its obligations under this Agreement or that would affect the Assets.
Section 5.10    Payment of Royalties and Rentals. With respect to Assets for which the counterparty is not a Governmental Body (and, to Seller’s knowledge, with respect to Assets for which the counterparty is a Governmental Body) all royalties, overriding royalties and other burdens on production that are payable by Seller (for its own account) relating to the Assets have been properly and legally paid before the same became delinquent. With respect to Leases and other agreements for which the counterparty is not a Governmental Body (and, to Seller’s knowledge, with respect to Leases and other agreements for which the counterparty is a Governmental Body) all delay rentals and royalties that are payable by Seller (for its own account) that perpetuate Leases and similar payments under surface use agreements have been properly and legally paid before the same became delinquent.
Section 5.11    Taxes and Assessments.
(a)All Asset Taxes that have become due and payable have been properly paid in full.
(b)All Tax Returns with respect to Asset Taxes that are required to be filed with respect to the Assets have been filed and all such Tax Returns are true, correct and complete in all material respects.
(c)There are no liens for unpaid Taxes against the Assets other than liens for current period Taxes not yet due and payable.
(d)Except as set forth on Schedule 5.11, no on-going action, suit, Governmental Body proceeding or audit is now in progress or pending (and if pending, for which Seller has been provided notice by such adverse Third Party or Governmental Body) with respect to Asset Taxes, and Seller has not received written notice of any pending claim against the Assets from any applicable Governmental Body for assessment of Asset Taxes and to Seller’s knowledge no such claim has been threatened.
(e)Seller has not granted an extension or waiver of the statute of limitations applicable to any Tax Return, which period has not yet expired. No power of attorney that is currently in force has been granted with respect to any matter relating to Asset Taxes that could be binding on Purchaser with respect to the Assets after Closing.
(f)Seller is not a party to or bound by any Tax allocation or Tax sharing or indemnification agreement with respect to the Assets.

(g)Except as disclosed on Schedule 5.11, none of the Assets is held in an arrangement that is classified as, or deemed by law or agreement to be, a partnership for U.S. federal income tax purposes. Any tax partnership set forth on Schedule 5.11 shall have in effect for the taxable year that includes the Closing Date an election under Section 754 of the Code.
(h)All of the Assets have been properly listed and described on the property tax rolls for the Tax units in which the Assets are located and no portion of the Assets constitutes omitted property for property tax purposes.
(i)Neither Purchaser nor any of its Affiliates will be held liable for any unpaid Taxes of Seller or with respect to the Assets (other than Asset Taxes for the period from and after the Effective Time) as a successor or transferee, by statute, contract or otherwise.
Section 5.12    Capital Commitments. Except as set forth on Schedule 5.12, as of the Effective Time, there were no outstanding AFEs or other capital commitments to Third Parties that were binding on the Assets and could reasonably be expected to require expenditures by the owner of such Assets after the Effective Time in excess of $250,000.
Section 5.13    Compliance with Laws. To Seller’s knowledge, Seller has complied with, and the Assets have been operated in, compliance with all applicable Laws in all material respects.
Section 5.14    Contracts. Except as set forth on Schedule 5.14,
To Seller’s knowledge, Seller is not in default under any Contract.
(a)    There are no (i) Contracts with Affiliates of Seller that will be binding on the Assets after Closing or (ii) hedges, swaps, derivatives or other similar contracts that will be binding on the Assets after Closing.
(b)    None of the Properties are subject to or burdened by and the Seller is not a party to any Contract with respect to Seller’s operation of the Assets, that can be reasonably expected to result in aggregate payments or receipts of revenue by the Seller of more than $500,000 annually in the current year or any subsequent year.
(c)    There are no Contracts that contain a call on production with respect to the Properties.
(d)    None of the Properties are subject to or burdened by any pending farmout agreement, exploration agreement, participation agreement or other similar contract.
(e)    There are no material surface use agreements or similar contracts that benefit or burden the Properties.
(f)    None of the Properties are subject to or burdened by any (i) operating agreement, transportation, gathering, processing or similar contract or Hydrocarbon sales contract (in each case) that is not terminable without penalty on sixty (60) days’ or less notice or (ii) any indenture, mortgage, loan, credit or sale-leaseback or similar contract that will not be terminated at or prior to the Closing.
Section 5.15    Payments for Production. Except as set forth on Schedule 5.15, Seller is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected in the Net Revenue Interest figures set forth on Schedule 3.4; gas balancing arrangements; and non-consent provisions in the Contracts) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Properties at some future time without receiving payment therefor at or after the time of delivery, and, similarly, except as set forth on Schedule 5.15, there are not any Imbalances attributable to the Properties.
Section 5.16    Consents and Preferential Purchase Rights. Except as set forth on Schedule 5.16, to Seller’s knowledge, none of the Properties, or any portion thereof, is subject to any Preferential Right or Specified Consent Requirement that may be applicable to the transactions contemplated by this Agreement, except Customary Post-Closing Consents.
Section 5.17    Properties. To Seller’s knowledge, (a) no default exists in the performance of any obligation of Seller under the Leases that would entitle the lessor thereunder to cancel or terminate any such Leases, and (b) except as set forth in Schedule 5.17, no party to any Lease or any successor to the interest of such party has filed or threatened in writing to file any action to terminate, cancel, rescind or procure judicial reformation of any such Lease.
Section 5.18    Non-Consent Operations. Except as set forth on Schedule 5.18 or otherwise reflected on Exhibit A-1 or Exhibit A-2, as applicable, no operations are being conducted or have been conducted on the Properties with respect to which Seller has elected to be a non-consenting party under the applicable operating agreement and with respect to which all of Seller’s rights have not yet reverted to it.
Section 5.19    Plugging and Abandonment. Seller has not received any written notices or demands from Governmental Bodies or Third Parties to plug or abandon any wells located on the Leases or the Units. To Seller’s knowledge, except as set forth on Schedule 5.19, the wells located on the Leases and the Units that are neither in use for purposes of production or injection, nor temporarily suspended or temporarily abandoned in accordance with applicable Law, have been plugged and abandoned in accordance with applicable Law in all material respects.
Section 5.20    Suspense Funds. Except as set forth on Schedule 5.20, as of the date hereof, Seller does not hold any Third Party funds in suspense with respect to production of Hydrocarbons from any of the Assets other than amounts less than the statutory minimum amount that Seller is permitted to accumulate prior to payment.
Section 5.21    Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or similar proceedings pending against, being contemplated by or, to Seller’s knowledge, threatened against Seller.

Section 5.22    Certain Disclaimers.
(A)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, THIS ARTICLE 5, IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(B) OR IN THE ASSIGNMENTS TO BE DELIVERED BY SELLER TO PURCHASER HEREUNDER, (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE PURCHASER GROUP (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY PERSON OF THE SELLER GROUP).
(B)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, THIS ARTICLE 5, IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(B) OR IN THE ASSIGNMENTS TO BE DELIVERED BY SELLER TO PURCHASER HEREUNDER, WITHOUT LIMITING THE GENERALITY OF SECTION 5.22(A), SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OR (vii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER GROUP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH SECTION 7.1), AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE EQUIPMENT AND OTHER TANGIBLE PROPERTY INCLUDED AS PART OF THE ASSETS IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT, AS OF CLOSING, PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

(C)    EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE 4 AND SECTION 11.2(B)(IV), SELLER SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAS NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Section 6.1    Generally.
(a)    Any representation or warranty qualified to the “knowledge of Purchaser” or “to Purchaser’s knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed in Schedule 6.1.
(b)    Purchaser represents and warrants to Seller the matters set forth in Section 6.2 through Section 6.13 as of the Execution Date and on the Closing Date (except for representations and warranties that refer to a specified date which will be deemed made as of such date).
Section 6.2    Existence and Qualification. Purchaser is a Texas corporation, validly existing, and in good standing under the Laws of the State of Texas and is duly qualified to do business in the State of North Dakota.
Section 6.3    Power. Purchaser has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
Section 6.4    Authorization and Enforceability. The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Purchaser at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company, corporate or partnership action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.5    No Conflicts. The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement, will not (a) violate any provision of the certificate of incorporation, bylaws, agreement of limited partnership or other organizational documents of Purchaser, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (d) violate any Laws applicable to Purchaser or any of its assets, except any matters described in subsections (b), (c) or (d) above which would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated herein and to perform its obligations in connection therewith pursuant to the terms hereof.
Section 6.6    Liability for Brokers’ Fees. Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 6.7    Litigation. There are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing, before any Governmental Body or arbitrator against Purchaser that are reasonably likely to materially impair Purchaser’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by Purchaser at Closing.
Section 6.8    Financing. Purchaser has and will maintain between the Execution Date and Closing sufficient cash, available lines of credit or other sources of immediately available funds (in Dollars) to enable it to pay the Closing Payment to Seller at the Closing.
Section 6.9    Securities Law Compliance. Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and applicable state securities Laws.
Section 6.10    Independent Evaluation.
(a)    Purchaser is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, including those in the areas where the Assets are located.
(b)    Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability.

(c)    In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets and the terms and conditions of this Agreement.
Section 6.11    Consents, Approvals or Waivers. Purchaser’s execution, delivery and performance of this Agreement (and any document required to be executed and delivered by Purchaser at Closing) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or other Third Party, except consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing.
Section 6.12    Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Purchaser.
Section 6.13    Qualification. Purchaser is, or as of the Closing Date will be, qualified under applicable Law to own the Assets and has, or as of the Closing Date will have, complied with all necessary bonding requirements of Governmental Bodies required for Purchaser’s ownership or operation of the Assets.
Section 6.14    Limitation. Purchaser acknowledges the following:
(A)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, ARTICLE 5, IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(B) OR IN THE ASSIGNMENTS TO BE DELIVERED BY SELLER TO PURCHASER HEREUNDER, THERE ARE NO REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, BY SELLER AS TO THE ASSETS OR PROSPECTS THEREOF AND PURCHASER HAS NOT RELIED UPON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY SELLER.
(B)    EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE 4 AND SECTION 11.2(B)(IV), SELLER AND THE OTHER MEMBERS OF THE SELLER GROUP SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND SELLER HAS DISCLAIMED, HAS NOT MADE AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS.
(C)    THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTE, OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE PROPERTIES OR ASSOCIATED WITH THE ASSETS. EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND

EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS.
ARTICLE 7
COVENANTS OF THE PARTIES
Section 7.1    Access.
(i)    Between the Execution Date and the Closing Date, Seller shall give Purchaser access to the Assets and access to and the right to copy, at Purchaser’s sole cost, risk and expense, the Records (or originals thereof) in Seller’s possession, for the purpose of conducting a reasonable due diligence review of the Assets, but only to the extent that Seller may do so without violating any obligations to any Third Party and to the extent that Seller has the authority to grant such access without breaching any restriction binding on it (and Seller shall use reasonable efforts to seek waivers of such restrictions if and to the extent requested by Purchaser, provided, however, that Seller shall have no obligation to expend any monies in seeking such waivers). Subject to the foregoing, Purchaser shall be entitled to conduct (i) a Phase I Environmental Site Assessment of the Assets and may conduct visual inspections and record reviews relating to the Assets, including their condition and compliance with Environmental Laws, and (ii) a Phase II Environmental Site Assessment of the Assets, subject to, prior to performing such actions, (A) receipt of Seller’s written permission (such permission not to be unreasonably withheld, conditioned or delayed) to perform the Phase II Environmental Site Assessment and (B) written protocol with Seller for the conduct of any such Phase II Environmental Site Assessment. Otherwise, Purchaser shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM) on or with respect to the Assets prior to Closing. Purchaser shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations, and operating policies (including the execution and delivery of any documentation or paperwork, e.g., boarding agreements or liability releases, required by Third Party operators with respect to Purchaser’s access to any of the Assets) while conducting its due diligence evaluation of the Assets. Any conclusions made from any examination done by Purchaser shall result from Purchaser’s own independent review and judgment.
(j)    The access granted to Purchaser under this Section 7.1 shall be limited to Seller’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. Purchaser shall coordinate its access rights of the Assets with Seller to reasonably minimize any inconvenience to or interruption of the conduct of business by Seller. Purchaser shall provide Seller with at least forty-eight (48) hours’ written notice before the Assets are accessed pursuant to this Section 7.1, along with a listing of its representatives involved and a description of the activities Purchaser intends to undertake.
(k)    Purchaser acknowledges that, pursuant to its right of access to the Assets, Purchaser will become privy to confidential and other information of Seller and that such confidential information (which includes Purchaser’s conclusions with respect to its evaluations) shall be held confidential by Purchaser in accordance with the terms of the Confidentiality Agreement and any applicable privacy Laws regarding personal information.
(L)    In connection with the rights of access, examination and inspection granted to Purchaser under this Section 7.1, (i) PURCHASER WAIVES AND RELEASES ALL CLAIMS AGAINST THE SELLER GROUP ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS EACH MEMBER OF THE SELLER GROUP AND THIRD PARTY OPERATORS FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF THE SELLER GROUP’S OR ANY THIRD PARTY OPERATOR’S RULES, REGULATIONS, OR OPERATING POLICIES, ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER WITH RESPECT TO THE ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW BY THE SELLER GROUP OR THIRD PARTY OPERATORS EXCEPT IN EACH CASE TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE SELLER GROUP.
Section 7.2    Government Reviews. In a timely manner, the Parties shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall reasonably cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications, and negotiations.
Section 7.3    Public Announcements; Confidentiality.
(a)    Neither Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (collectively, the “Public Announcement Restrictions”). Notwithstanding the foregoing, the Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Bodies or Third Parties holding Preferential Rights, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents); (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange on which Parties’ or their respective Affiliates’ stock is listed, and in such event, the disclosures may include at the option of the disclosing Party an 8-K filing, a press release, a detailed power point presentation and a conference call, and, to the extent required by Law, filing this Agreement with the Securities and Exchange Commission as an exhibit to an 8-K or 10-Q; or (iii) that such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised. In the case of the disclosures described under subsections (i) and (ii) of this Section 7.3(a), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement, it being understood that no Party may deny the other from making such disclosure.
(b)    Except as set forth in this Section 7.3, the Parties shall keep all information and data relating to this Agreement and the Assets strictly confidential except for disclosures to Representatives of the Parties (in which event, the disclosing Party will be responsible for making sure that the Representatives keep such information and data confidential) and any disclosures required to perform this Agreement (collectively, the “Confidentiality Restrictions”). However, prior to making any disclosures permitted under the preceding sentence, the Party disclosing such information shall obtain an undertaking of confidentiality from the Person receiving such information. The Confidentiality Restrictions shall not restrict disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates. Following Closing, Purchaser shall not be bound by Confidentiality Restrictions relating to information concerning the Assets and Seller shall be bound by Confidentiality Restrictions relating to information concerning the Assets for a period of twelve (12) months, except to the extent such information concerning the Assets (i) is or becomes generally available to the public other than as a result of a disclosure by Seller or (ii) was provided to Seller by, or becomes available to Seller from, a Third Party, provided that such Third Party was not known by Seller, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Purchaser.
(c)    To the extent that the foregoing provisions of this Section 7.3 conflict with the provisions of the Confidentiality Agreement, the provisions of this Section 7.3 shall control to the extent of such conflict. The Confidentiality Agreement shall terminate automatically at Closing without further action by either Party.
Section 7.4    Operation of Business. Except (i) as otherwise contemplated by this Agreement, (ii) as to the matters set forth on Schedule 7.4 or (iii) as otherwise approved by Purchaser, from the Execution Date until the Closing Date, Seller shall:
(c)    conduct its business related to the Assets in the ordinary course consistent with Seller’s recent exploration and drilling program and other recent practices;
(d)    not commit to any new operation reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of $250,000;

(e)    not voluntarily terminate, materially amend, execute or extend any material Contracts or enter into any new contract that would have to be disclosed on Schedule 5.14 if in existence on the Execution Date;
(f)    maintain insurance coverage on the Assets presently furnished by nonaffiliated Third Parties in the amounts and of the types presently in force;
(g)    use Commercially Reasonable Efforts to maintain in full force and effect all Leases that are presently producing in paying quantities;
(h)    maintain all material Permits, approvals, bonds and guaranties affecting the Assets, and make all filings that Seller is required to make under applicable Law with respect to the Assets;
(i)    not transfer, sell, hypothecate, encumber or otherwise dispose of any material Properties or Equipment except for sales and dispositions of Equipment or Hydrocarbons made in the ordinary course of business consistent with past practices;
(j)    provide Purchaser with all well proposals (including all AFEs and related documents in connection with such well proposals) within five (5) Business Days after receipt thereof;
(k)     not elect to be treated as a non-consenting party under the rules and regulations of the North Dakota Industrial Commission or any applicable joint operating agreement with respect to any operation; provided, if Seller desires to elect to be treated as a non-consenting party under either case in the foregoing clause of this Section 7.4(i), and Purchaser denies approval of such election by Seller, Seller shall participate in the operation and, if this Agreement terminates prior to Closing, Purchaser shall bear the costs associated with such operation (and shall indemnify Seller from and against such costs) and shall be entitled to the benefits attributable to such operation until the applicable non-consent recoupment has been satisfied in the applicable case described in the foregoing clause of this Section 7.4(i);
(l)    not make, revoke or amend any Tax election with respect to Asset Taxes, enter into any settlement of any material issue with respect to Asset Taxes, or execute or consent to any waivers extending the statutory period of limitations with respect to the collection of any Asset Taxes, in each case, to the extent such action would bind or otherwise affect the Purchaser at or after the Effective Time; and
(m)    not enter into an agreement in contravention of any of the foregoing.
Requests for approval of any action restricted by this Section 7.4 shall be delivered to both of the following individuals by electronic correspondence (at the email addresses set forth below) and a facsimile transmission (a the fax numbers set forth below), each of whom shall have full authority or have access to the requisite authority to grant or deny such requests for approval on behalf of Purchaser, which such approval may be withheld, conditioned or delayed in Purchaser’s reasonable discretion:

Matt Thompson	Vinnie Rigatti
Telephone: 303-640-4226	Telephone: 303-672-6935
Fax: 303-295-0222	Fax: 303-573-0307
Email:matt.thompson@qepres.com	Email: vinnie.rigatti@qepres.com

With a copy (in the case of any written notice) to:

Cory Miller
Telephone: 303-672-6944
Fax: 303-295-0222
Email: cory.miller@qepres.com; Austin Murr Telephone: 303-672-6941 Fax: 303-573-0307 Email: Austin.murr@qepres.com

Purchaser’s approval of any action restricted by this Section 7.4 shall be considered granted within ten (10) days (unless a shorter time, not to be less than 48 hours, is reasonably required by the circumstances and the applicable operating agreement and such shorter time is specified in Seller’s notice) after Purchaser’s receipt of Seller’s written notice requesting such consent, unless Purchaser notifies Seller to the contrary during that period. Notwithstanding the foregoing, in the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.
Section 7.5    Non-Solicitation of Employees. From the Execution Date through the Closing, Purchaser will not, and will cause its Affiliates not to, directly or indirectly, solicit for employment or employ any officer or employee of Seller or its Affiliates with whom Purchaser or its Affiliates have had direct contact as part of its evaluation, negotiation or consummation of the transactions contemplated herein without obtaining the prior written consent of Seller (except as may otherwise be set forth in the Transition Services Agreement). This Section 7.5 shall not include general solicitations of employment not specifically directed towards officers or employees of Seller or its Affiliates.
Section 7.6    Change of Name. Within ninety (90) days after Closing, Purchaser shall eliminate or obscure the name “Helis Oil & Company, L.L.C.” and any variants thereof from the Assets and shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.
Section 7.7    Replacement of Bonds, Letters of Credit and Guaranties. The Parties understand that none of the bonds, letters of credit and guaranties, if any, posted by Seller or its Affiliates with Governmental Bodies or co-owners and relating to the Assets will be transferred to Purchaser. On or prior to Closing, Purchaser shall obtain, or cause to be obtained in the name of

Purchaser, replacements for such bonds, letters of credit and guaranties, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guaranties posted by Seller or to consummate the transactions contemplated by this Agreement.
Section 7.8    Notification of Breaches. Between the Execution Date and the Closing Date:
(a)    Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.
(b)    Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.
(c)    If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 9.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.
Section 7.9    Amendment to Schedules.
(d)     As of the Closing Date, all Schedules to this Agreement, as applicable, shall be deemed amended and supplemented by Seller to include reference to any matter which results in an adjustment to the Adjusted Purchase Price pursuant to Section 3.3 as a result of the removal under the terms of this Agreement of any of the Assets.
(e)    Prior to Closing, Seller shall have the right to supplement its Schedules relating to the representations and warranties set forth in Article 5 with respect to any matters discovered or occurring subsequent to the Execution Date which, if existing or known at the date hereof or thereafter, would have been required to be set forth or described in such Schedules, including amendments to reflect actions taken in compliance with Section 7.4 (“Section 7.4 Updates”). For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 8 have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that (a) if Closing shall occur, then only those matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing which arose and/or occurred, as applicable, from and after the Execution Date up to Closing and which were not caused by Seller shall be waived and Purchaser shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise and (b) Section 7.4 Updates shall be deemed to have been made on the Execution Date and shall be included for all purposes of this Agreement. For the avoidance of doubt, if any matter disclosed pursuant to any such addition, supplement or amendment at or prior to Closing did not arise and/or occur, as applicable, from and after the Execution Date up to Closing or relates to a matter caused by Seller (other than Section 7.4 Updates), regardless of when Seller obtained knowledge of such matter, such addition, supplement or amendment shall not be waived and Purchaser shall be entitled to make a claim with respect thereto pursuant to the terms of this Agreement.
Section 7.10    Regulatory Matters. From and after the date of this Agreement until December 31, 2017 (the “Records Period”), Seller shall, and shall cause its Affiliates and their respective officers, directors, managers, employees, agents and representatives to, provide reasonable cooperation to Purchaser, its Affiliates and their agents and representatives in connection with Purchaser’s or its Affiliates’ filings, if any, that are required by the Securities and Exchange Commission, under securities laws applicable to Purchaser and its Affiliates (collectively, the “Filings”). During the Records Period, Seller agrees to make available to Purchaser and its Affiliates and their agents and representatives any and all books, records, information and documents that are attributable to the Assets in Seller’s or its Affiliates’ possession or control and access to Seller’s and its Affiliates’ personnel, in each case as reasonably required by Purchaser, its Affiliates and their agents and representatives in order to prepare, if required, in connection with the Filings, financial statements meeting the requirements of Regulation S-X under the Securities Act of 1933 (“Securities Act”), along with any documentation attributable to the Assets required to complete any audit associated with such financial statements. During the Records Period, Seller shall, and shall cause its Affiliates to, provide reasonable cooperation to the independent auditors chosen by Purchaser (“Purchaser’s Auditor”) in connection with any audit by Purchaser’s Auditor of any financial statements of Seller or its Affiliates with respect to the Assets that Purchaser or any of its Affiliates requires to comply with the requirements of the Securities Act or the Securities Exchange Act of 1934 with respect to any Filings. During the Records Period, Seller and its Affiliates shall retain all books, records, information and documents relating to the Assets for the three (3) fiscal years prior to January 1, 2012 and the period from January 1, 2012 through the Closing Date. Purchaser will reimburse Seller and its Affiliates, within ten (10) business days after demand in writing therefor, for any reasonable out-of-pocket costs incurred by Seller and its Affiliates in complying with the provision of this Section 7.10.
Section 7.11    Further Assurances. After Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement. Without limiting the foregoing, prior to the end of the services period under the Transition Services Agreement, Seller shall use Commercially Reasonable Efforts to provide to Purchaser a complete list of surface agreements that benefit or burden the Properties.
ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1    Seller’s Conditions to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) on or prior to Closing of each of the following conditions precedent:
(d)    Representations. The representations and warranties of Purchaser set forth in Article 6 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date;
(e)    Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;
(f)    No Action. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body or arbitrator;
(g)    Title Defects; Environmental Defects; Casualty; Preferential Rights; Consents. In each case subject to the Individual Defect Threshold and the Aggregate Defect Deductible, as applicable, the sum of (a) all Title Defect Amounts (including Environmental Defects) that have been determined pursuant to Section 4.2 prior to Closing, less the sum of all Title Benefit Amounts that have been determined under Section 4.3 prior to Closing, plus (b) the Allocated Value of any Assets excluded from the transactions as contemplated by Section 4.6, Section 4.7 or Section 4.2(c)(ii) shall be less than twenty percent (20%) of the Unadjusted Purchase Price;
(h)    Governmental Consents. All material consents and approvals of any Governmental Body required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except Customary Post-Closing Consents, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted; and
(i)    Deliveries. Purchaser shall deliver (or be ready, willing and able to deliver at Closing) to Seller duly executed counterparts of the documents and certificates to be delivered by Purchaser under Section 9.3.
Section 8.2    Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or wavier by Purchaser) on or prior to Closing of each of the following conditions precedent:
(d)    Representations. The representations and warranties of Seller set forth in Article 5 shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not, individually or in the aggregate, have a Material Adverse Effect (except to the extent that such representation or warranty is qualified in terms of materiality);
(e)    Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date, except, in the case of breaches of Section 7.4, for such breaches, if any, as would not, individually or in the aggregate, have a Material Adverse Effect (except to the extent such covenant or agreement is qualified in terms of materiality);
(f)    No Action. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body or arbitrator;
(g)    Title Defects; Environmental Defects; Casualty; Preferential Rights; Consents. In each case subject to the Individual Defect Threshold and the Aggregate Defect Deductible, as applicable, the sum of (a) all Title Defect Amounts (including Environmental Defects) that have been determined pursuant to Section 4.2 prior to Closing, less the sum of all Title Benefit Amounts that have been determined under Section 4.3 prior to Closing, plus (b) the Allocated Value of any Assets excluded from the transactions as contemplated by Section 4.6, Section 4.7 or Section 4.2(c)(ii) shall be less than twenty percent (20%) of the Unadjusted Purchase Price;
(h)    Governmental Consents. All material consents and approvals of any Governmental Body required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except Customary Post-Closing Consents, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted; and
(i)    Deliveries. Seller shall deliver (or be ready, willing and able to deliver at Closing) to Purchaser duly executed counterparts of the documents and certificates to be delivered by Seller under Section 9.2.
ARTICLE 9
CLOSING
Section 9.1    Time and Place of Closing. Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Latham & Watkins LLP, counsel to Seller, located at 811 Main Street, Suite 3700, Houston, Texas 77002, at 10:00 a.m., Central Time, on September 27, 2012, or if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, within five (5) Business Days of such conditions having been satisfied or waived, subject to the rights of the Parties under Article 10. The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2    Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:
(n)    Counterparts of the Assignments of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller and acknowledged before a notary public;
(o)    A certificate duly executed by an authorized officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;
(p)    Counterparts of the Letter-in-lieu of Transfer Order covering the relevant Assets, duly executed by Seller;
(q)    Counterparts of the Transition Services Agreement, duly executed by Seller;
(r)    A certificate duly executed by the secretary or any assistant secretary of Seller, dated as of the Closing, (i) attaching and certifying on behalf of Seller complete and correct copies of (A) the certificate of formation of Seller, (B) the resolutions of the members of Seller authorizing the execution, delivery, and performance by Seller of this Agreement and the transactions contemplated hereby and (C) any required approval by Seller’s members of this Agreement and the transactions contemplated hereby and (ii) certifying the incumbency and true signatures of the officers who execute this Agreement and any other agreement, certificate or document related hereto or executed in connection herewith on behalf of Seller;
(s)    A certification of non-foreign status with respect to Seller which meets the requirements of Treasury Regulation § 1.1445-2(b)(2);
(t)    An executed IRS Form W-9 for Seller;
(u)    Executed releases for the Existing Mortgage and any and all other liens, mortgages and other encumbrances on the Assets incurred by Seller or its Affiliates in connection with borrowed monies;
(v)    Where approvals are received by Seller pursuant to a filing or application under Section 7.2, copies of those approvals; and
(w)    All other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.
Section 9.3    Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 9.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a)    A wire transfer of the Closing Payment to the accounts designated by Seller in immediately available funds, and in accordance with the Escrow Agreement, an instruction to the Escrow Agent to distribute the balance in the Escrow Account to Seller to the accounts designated by Seller in immediately available funds;
(b)    A certificate by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;
(c)    Counterparts of the Assignments of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Purchaser and acknowledged before a notary public;
(d)    Counterparts of the Letter-in-lieu of Transfer Order covering the relevant Assets, duly executed by Purchaser;
(e)    Counterparts of the Transition Services Agreement, duly executed by Purchaser;
(f)    A certificate duly executed by the secretary or any assistant secretary of Purchaser, dated as of the Closing, (i) attaching, and certifying on behalf of Purchaser as complete and correct, copies of (A) the certificate of incorporation of Purchaser, (B) the resolutions of the Board of Directors (or body of similar power and authority) of Purchaser or its general partner authorizing the execution, delivery, and performance by Purchaser of this Agreement and the transactions contemplated hereby and (C) any required approval by the shareholders, unit holders or other equity holders of Purchaser of this Agreement and the transactions contemplated hereby and (ii) certifying the incumbency and true signatures of the officers who execute this Agreement and any other agreement, certificate or document related hereto or executed in connection herewith on behalf of Purchaser;
(g)    Where approvals are received by Purchaser pursuant to a filing or application under Section 7.2, copies of those approvals;
(h)    Evidence of replacement bonds, guaranties and letters of credit pursuant to Section 7.7; and
(i)    All other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.
Section 9.4    Closing Payment and Post-Closing Purchase Price Adjustments.
(a)    Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, using and based upon the best information available to Seller, a preliminary settlement statement estimating the initial Adjusted Purchase Price after giving effect to all adjustments to the Unadjusted Purchase Price set forth in Section 3.3. The estimate delivered in accordance with this Section 9.4(a) less the Deposit shall constitute the Dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).
(b)    Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time no later than the later of (x) thirty (30) days following the Cure Period and (y) the date on which the Parties or the Title Arbitrator, as applicable, finally determines all Title Defect Amounts and Title Benefit Amounts under Section 4.4 (such later date, the “Final Settlement Statement Date”). Seller shall, at Purchaser’s request, supply reasonable documentation available to support any credit, charge, receipt or other item included in such statement. Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to Seller’s statement no later than sixty (60) days following Purchaser’s receipt thereof. Seller may deliver a written report to Purchaser during this same period reflecting any changes that Seller proposes to be made to such statement as a result of additional information received after the statement was prepared. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than ninety (90) after the Final Settlement Statement Date. In the event that the Parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute to the Houston, Texas office of Deloitte for review and final determination by arbitration. The accounting firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section 9.4(b). The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal. In determining the proper amount of any adjustment to the Unadjusted Purchase Price, the accounting firm shall not increase the Unadjusted Purchase Price more than the increase proposed by Seller nor decrease the Unadjusted Purchase Price more than the decrease proposed by Purchaser, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award damages or penalties to the Parties with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case. Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the accounting firm. Within ten (10) days after the earlier of (i) the expiration of Purchaser’s sixty (60) day review period without delivery of any written report or (ii) the date on which the Parties finally determine the Adjusted Purchase Price or the accounting firm finally determines the disputed matters, as applicable, (A) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price (after deducting the Deposit amount) exceeds the Closing Payment or (B) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price (after deducting the Deposit amount), as applicable. Any post-Closing payment pursuant to this Section 9.4(b) shall bear interest from the Closing Date to the date of payment at the Prime Rate.
(c)    Purchaser shall assist Seller in the preparation of the final statement of the Adjusted Purchase Price under Section 9.4(b) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be requested by Seller to facilitate such process post-Closing.

(d)    All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to the account designated by Seller in writing to Purchaser. All payments made or to be made hereunder to Purchaser shall be by electronic transfer or immediately available funds to a bank and account specified by Purchaser in writing to Seller.
ARTICLE 10
TERMINATION
Section 10.1    Termination. This Agreement may be terminated at any time prior to Closing:
(a)    By the mutual prior written consent of the Parties; or
(x)    By either Party if Closing has not occurred on or before October 31, 2012. However, no Party shall be entitled to terminate this Agreement under this Section 10.1(b) if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder.
Section 10.2    Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 5.6, Section 5.22, Section 6.6, Section 7.1(d), Section 7.3, Article 1, Article 10, Article 13 (other than Section 13.12, Section 13.15, Section 13.17 and Section 13.18) and Appendix A, which shall continue in full force and effect) and, without prejudice to its rights under Section 10.3(a) (if applicable), Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1 shall not relieve either Party, subject to Section 13.11, from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to Closing; provided that Seller’s remedy shall be solely as set forth in Section 10.3(a).
Section 10.3    Distribution of Deposit Upon Termination.
(e)    If Seller terminates this Agreement under Section 10.1(b), and Purchaser has willfully failed to perform or observe its covenants and agreements or is in breach of its representations and warranties hereunder, or Closing has otherwise not occurred as a result of an act or omission of Purchaser (other than an act or omission expressly permitted by this Agreement), then in addition to its rights under Section 10.2 above, Seller will, as liquidated damages for lost opportunities (and not as a penalty), be entitled to receive (and Purchaser shall direct the Escrow Agent to deliver to Seller) the Deposit together with any interest or income thereon, free of any claims by Purchaser or any other Person, as its sole and exclusive remedy with respect to the termination of this Agreement, and Seller in no event shall have any rights under Section 13.17.
(f)    If this Agreement is subject to termination for any reason other than the reasons set forth in Section 10.1(a) (in which case Seller shall direct the Escrow Agent to deliver to Purchaser the Deposit and any interest accrued thereon, free of any claims by Seller or any other

Person with respect thereto) or Section 10.3(a), Purchaser may either (i) elect to terminate this Agreement and cause Seller to direct the Escrow Agent to deliver to Purchaser the Deposit and any interest accrued thereon, free of any claims by Seller or any other Person with respect thereto, as its sole and exclusive remedy with respect to the termination of this Agreement or (ii) in lieu of terminating this Agreement, exercise its rights under Section 13.17.
ARTICLE 11
ASSUMPTION; INDEMNIFICATION
Section 11.1    Assumption. Without limiting Purchaser’s rights to indemnity under Section 11.2 and Purchaser’s remedy for Title Defects in Article 4 and pursuant to the special warranty in the Assignments, from and after the Closing, Purchaser shall assume and fulfill, perform, pay and discharge all of the Assumed Purchaser Obligations.
Section 11.2    Indemnification.
(g)    From and after Closing, Purchaser shall indemnify, defend and hold harmless the Seller Group from and against all Damages incurred, suffered by or asserted against such Persons:
(iv)    caused by or arising out of or resulting from the Assumed Purchaser Obligations (including, for purposes of certainty, Environmental Liabilities under CERCLA that constitute Assumed Purchaser Obligations);
(v)    caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in Article 7 or Article 12; or
(vi)    caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article 6 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 9.3(b);
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE SELLER GROUP.
(h)    From and after Closing, Seller shall indemnify, defend and hold harmless the Purchaser Group from and against all Damages incurred, suffered by or asserted against such Persons:
(i)    caused by or arising out of or resulting from Seller’s breach of Seller’s covenants or agreements contained in Article 7 or Article 12; or
(ii)    caused by or arising out of or resulting from any breach of any representation or warranty made by Seller contained in Article 5, or in the certificate delivered by Seller at Closing pursuant Section 9.2(b);
(iii)    caused by or arising out of any personal injury or death relating to the ownership, use or operation of the Assets that occurs prior to the Closing Date;

(iv)    caused by or arising out of any off-site Environmental Liabilities that arise from ownership, use or operation of the Assets and are attributable to Seller’s ownership thereof that occurs prior to the Effective Time or, in the event Seller was not acting as a reasonable and prudent operator, that occurs prior to the Closing Date; or
(v)    caused by or arising out of the Back-In Interest or caused by or arising out of the Excluded Assets.
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE PURCHASER GROUP.
(I)    Notwithstanding anything to the contrary contained in this Agreement, this Section 11.2 contains the Parties’ exclusive remedies against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties in Article 5, Article 6 and Article 7 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 9.2(b) or Section 9.3(b), as applicable. Except for the remedies contained in this Section 11.2, Section 10.2, and Section 10.3, and any other remedies available to the Parties at Law or in equity for breaches of provisions of this Agreement other than Article 5, Article 6 and Article 7, SELLER AND PURCHASER EACH RELEASE, REMISE AND FOREVER DISCHARGE THE OTHER AND ITS AFFILIATES AND ALL SUCH PARTIES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF (i) THIS AGREEMENT, (ii) SELLER’S OWNERSHIP, USE OR OPERATION OF THE ASSETS OR (iii) THE CONDITION, QUALITY, STATUS OR NATURE OF THE ASSETS, INCLUDING, IN EACH SUCH CASE, RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN SELLER AND ANY PERSONS WHO ARE AFFILIATES OF SELLER, AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLER OR ANY PERSON WHO IS AN AFFILIATE OF SELLER, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON.
(j)    The indemnity of each Party provided in this Section 11.2 shall be for the benefit of and extend to each Person included in the Seller Group and the Purchaser Group, as applicable. Any claim for indemnity under this Section 11.2 by any Third Party must be brought and administered by a Party to this Agreement. No Indemnified Person (including any Person within the Seller Group and the Purchaser Group) other than the Parties shall have any rights against either

Seller or Purchaser under the terms of this Section 11.2 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 11.2(d). The Parties may elect to exercise or not exercise indemnification rights under this Section 11.2(d) on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.2(d).
Section 11.3    Indemnification Actions. All claims for indemnification under Section 11.2 shall be asserted and resolved as follows:
(a)    For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 11.
(b)    To make a claim for indemnification under Section 11.2, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 11.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 11.3 shall not relieve the Indemnifying Person of its obligations under Section 11.2 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Person Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Third Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Person Claim under this Article 11. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.
(d)    If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim that the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 11.3(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third Person Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Person Claim and (ii) if its obligation is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Third Person Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of a Third Person Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.
(f)    In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be deemed to have disputed such claim for indemnification.
Section 11.4    Limitation on Actions.
(d)    The representations and warranties of the Parties in Article 5 and Article 6 and the covenants and agreements of the Parties in Article 7 and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Section 9.2(b) and Section 9.3(b), as applicable, shall survive the Closing for a period of twelve (12) months (unless a shorter period is expressly provided within the applicable Section), except that (i) the representations, warranties and acknowledgements, as applicable, in Section 5.2, Section 5.3, Section 5.4, Section

5.6, Section 6.2, Section 6.3, Section 6.4, and Section 6.14 shall survive indefinitely, (ii) the representations and warranties in Section 5.10, Section 5.12 and Section 5.15 and the covenants in Section 7.4 shall survive the Closing for a period of twenty-four (24) months (iii) the representations and warranties in Section 5.11 shall survive Closing until sixty (60) days after the expiration of the applicable statute of limitations (including extension) for the subject Taxes and (iv) the covenants and agreements, as applicable, in Section 7.1(d), Section 7.3, Section 7.6, Section 7.7 and Section 7.10 shall survive indefinitely. The remainder of this Agreement (including the disclaimers in Section 5.22) shall survive the Closing without time limit except (A) as may otherwise be expressly provided herein and (B) for the provisions of Article 12, which shall survive Closing until sixty (60) days after the expiration of the applicable statute of limitations (including extension) for the subject Taxes. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(e)    The indemnities in Section 11.2(a)(ii), Section 11.2(a)(iii), Section 11.2(b)(i) and Section 11.2(b)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in Section 11.2(a)(i), Section 11.2(b)(iii), Section 11.2(b)(iv), and Section 11.2(b)(v) shall continue without time limit.
(f)    Seller shall not have any liability for any indemnification under Section 11.2(b)(i) or Section 11.2(b)(ii) (other than in respect to claims relating to a breach of a representation or warranty in Section 5.10, Section 5.11, Section 5.12 or Section 5.15 or a breach of a covenant or agreement in Section 7.4 or Article 12), until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser therefor exceeds two and one-half percent (2.5%) of the Unadjusted Purchase Price, and then only to the extent such Damages exceed two and one-half percent (2.5%) of the Unadjusted Purchase Price. Purchaser shall not have any liability for any indemnification under Section 11.2(a)(ii) (other than with respect to claims relating to a breach of a covenant or agreement in Article 12) or Section 11.2(a)(iii) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Seller therefor exceeds two and one-half percent (2.5%) of the Unadjusted Purchase Price, and then only to the extent such Damages exceed two and one-half percent (2.5%) of the Unadjusted Purchase Price.
(g)    Except with respect to liability for indemnification under Section 11.2(b)(i) with respect to breaches of covenants and agreements under Article 12, Section 11.2(b)(iii), Section 11.2(b)(iv), or Section 11.2(b)(v), Seller shall not be required to indemnify the Purchaser Group under this Article 11 for aggregate Damages in excess of ten percent (10%) of the Unadjusted Purchase Price.
(h)    The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by (i) the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates) and (ii) an amount equal to the amount of any net Tax benefit actually realized by the Indemnified Person or its Affiliates as a result of such Damages in the year such Damages are incurred.
(i)    Purchaser shall not be entitled to indemnification or any other remedy under this Agreement with respect to any Damages or other liability, loss, cost, expense, claim, award or judgment to the extent attributable to or arising out of the actions of Purchaser as operator of any of the Properties.
(j)    In no event shall (i) any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the various documents delivered in connection with the Closing, and (ii) any Person be entitled to indemnification hereunder with respect to a breach by an Indemnifying Person of any of the representations, warranties or covenants made or agreed to by such Indemnifying Person hereunder of which such Person had actual knowledge prior to the Closing Date.
ARTICLE 12
TAX MATTERS
Section 12.1    Tax Filings. From the Effective Time through the Closing Date, Seller (or, if applicable, the designated operator) shall be responsible for filing with the Taxing authorities the applicable Tax Returns for all Asset Taxes relating to the Assets that are required to be filed on or before the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing (provided that to the extent such Taxes relate to the periods from and after the Effective Time, as determined pursuant to Section 12.2, promptly following Seller’s request (and in accordance with Section 12.2), Purchaser shall pay to Seller any such Taxes, but only to the extent that such amounts have not already been accounted for under Section 3.3 and have actually been paid by Seller to the applicable Governmental Body or designated operator). Purchaser (or, if applicable, the designated operator) shall be responsible for filing with the appropriate Taxing authorities the applicable Tax Returns for all Asset Taxes that are required to be filed after the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing (provided that to the extent such Taxes relate to the periods before the Effective Time, as determined pursuant to Section 12.2, promptly following Purchaser’s request (and in accordance with Section 12.2), Seller shall pay to Purchaser any such Taxes, but only to the extent that such amounts have not already been accounted for under Section 3.3 and have actually been paid by Purchaser to the applicable Governmental Body or designated operator); provided, however, that in the event that Seller (or a designated operator) is required by applicable Tax Law to file a Tax Return with respect to Asset Taxes after the Closing Date that includes all or a portion of a Tax period for which Purchaser is liable for such Taxes, Seller (or the designated operator) shall file such Tax Return and shall pay the Taxes reflected on such Tax Return as due and owing, and promptly following Seller’s request (and in accordance with section 12.2), Purchaser shall pay to Seller all such Taxes allocable to the period or portion thereof beginning at or after the Effective Time, as determined pursuant to Section 12.2 (but only to the extent that such amounts have not already been accounted for under Section 3.3 and have actually been paid by

Seller to the applicable Governmental Body or designated operator), but only if such Taxes arise out of the filing of an original return. Seller shall be entitled to all Tax refunds that relate to any such Taxes allocable to any Tax period, or portion thereof, ending before the Effective Time. Notwithstanding anything to the contrary (including Section 2.4(g)), to the extent that Seller or Purchaser receives any Tax refund to which Seller or Purchaser (as the case may be) is entitled, Seller or Purchaser (as the case may be) shall immediately pay such amount to the other Party to the extent the Adjusted Purchase Price has not been increased pursuant to Section 3.3 on account thereof.
Section 12.2    Current Tax Period Taxes. Asset Taxes assessed against the Assets with respect to the Tax period in which the Effective Time occurs (the “Current Tax Period”), but excluding severance production or similar Taxes that are based on quantity of or the value of production of Hydrocarbons and sales and use Taxes, shall be apportioned between the Parties as of the Effective Time with (a) Seller being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period prior to the Effective Time and the denominator of which is the total number of days in the Current Tax Period and (b) Purchaser being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days (including the Closing Date) in the Current Tax Period at and after the Effective Time and the denominator of which is the total number of days in the Current Tax Period. As described in Section 2.4(g), severance, production and similar Taxes that are based on quantity of or the value of production of Hydrocarbons shall be apportioned between the Parties based on the number of units or value of production actually produced or sold, as applicable, before, and at or after, the Effective Time. Sales and use Taxes shall be apportioned between the Parties based on transactions occurring before, and at or after, the Effective Time. In the event that Purchaser or Seller makes any payment (directly or indirectly) for which it is entitled to reimbursement under this Article 12, the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of the reimbursement.
Section 12.3    Purchase Price Adjustments. The Unadjusted Purchase Price shall be increased pursuant to Section 3.3 by (or Purchaser shall otherwise reimburse Seller for) the amount of Asset Taxes imposed on the ownership of the Assets or the production of Hydrocarbons from such Assets for all Tax periods or portions thereof ending before the Effective Time that Seller has paid on behalf of other working interest owners, royalty interest owners, overriding royalty interest owners and other interest owners in such Assets and that have not been recouped by Seller before the Closing Date from such other working interest owners, royalty interest owners, overriding royalty interest owners and other interest owners in such Assets. Notwithstanding anything to the contrary (including Section 2.4(g)), to the extent that Purchaser receives any recoupment of Taxes described in the preceding sentence, Purchaser shall immediately pay such amount to Seller to the extent the Adjusted Purchase Price has not been increased pursuant to Section 3.3 on account thereof.

Section 12.4    Characterization of Certain Payments. The Parties agree that any payments made pursuant to this Article 12, Article 11, Section 2.4 or Section 9.4 shall be treated for all Tax purposes as an adjustment to the Unadjusted Purchase Price unless otherwise required by Law.
Section 12.5    Withholding Taxes. All payments due to Seller under this Agreement shall be made net of any applicable deduction or withholding for or on account of any Tax provided, however, that Purchaser shall provide at least ten (10) days’ notice to Seller if any such amounts will be withheld. In the event Purchaser is required to withhold or deduct an amount for or on account of Tax from any payment due under this Agreement, the amount deducted or withheld shall be treated as paid to Seller for all purposes of this Agreement.
ARTICLE 13
MISCELLANEOUS
Section 13.1    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Either Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.
Section 13.2    Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, by facsimile or by registered or certified mail, postage prepaid, as follows:
If to Seller:
Helis Oil & Gas Company, L.L.C.
228 St. Charles Avenue, Suite 912
New Orleans, Louisiana 70130
Attn: David A. Kerstein
Facsimile: (504) 681-3379
With a copy (which shall not constitute notice) to:
Helis Oil & Gas Company, L.L.C.
100 North 27th Street, Suite 255
Billings, Montana 59101
Attn: Roxie Simpson
Facsimile: (406) 248-5253

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attn: Michael P. Darden
Facsimile: (713) 546-5401

If to Purchaser:

QEP Resources, Inc.
Independence Plaza
1050 17th Street, Suite 500
Denver, CO 80265
Attn: Austin Murr, VP – Land and Business Development
Facsimile: 303.573.0307
Email: Austin.murr@qepres.com

With a copy (which shall not constitute notice) to:

QEP Resources, Inc.
Independence Plaza
1050 17th Street, Suite 500
Denver, CO 80265
Attn: Abigail L. Jones, Vice President Compliance, and Corporate Secretary
Facsimile: 866.400.8834
Abby.jones@qepres.com

Either Party may change its address for notice by notice to the other Party in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 13.3    Tax, Recording Fees, Similar Taxes & Fees.
(a)    Purchaser shall bear any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. If such transfers or transactions are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, the Party required to furnish such certificate or evidence will timely furnish such certificate or evidence to the other Party or the appropriate Government Body. The Parties anticipate that the transfer of tangible personal property contemplated hereby, if any, is exempt from North Dakota sales and use Taxes as a casual or occasional sale pursuant to North Dakota Sales Tax Rule 81-04.1-01-16.
(b)    Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.
Section 13.4    Governing Law; Jurisdiction.

(A)    THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(B)    THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS (OR, IF REQUIREMENTS FOR FEDERAL JURISDICTION ARE NOT MET, STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.
(C)    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
Section 13.5    Waivers. Any failure by either Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 13.6    Assignment. No Party shall assign all or any part of this Agreement, nor shall either Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 13.7    Entire Agreement. This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto), the documents to be executed hereunder and the Confidentiality Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
Section 13.8    Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.
Section 13.9    No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy or right of any kind, except the rights expressly provided in Section 4.2(f), Section 7.1(d) and Section 11.2 to the Persons described therein.
Section 13.10    Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.
Section 13.11    Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF PURCHASER, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.12    Recording. As soon as practicable after Closing, Purchaser shall record the Assignments and other assignments, if any, delivered at Closing in the appropriate counties as well as with any appropriate governmental agencies and provide Seller with copies of all recorded or approved instruments.
Section 13.13    Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.
Section 13.14    Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
Section 13.15    Delivery of Records. Seller, at Purchaser’s cost and expense, shall deliver the Records to Purchaser within sixty (60) days following Closing.
Section 13.16    Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.
Section 13.17    Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at law or in equity, subject to Section 10.3.
Section 13.18    Like-Kind Exchange.    Seller and Purchaser agree that either Party may elect to treat the acquisition or sale of the Assets or any portion thereof as an exchange of like-kind property under Section 1031 of the Code (“Exchange”). Each of Seller and Purchaser agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation Section 1.1031(k)-1 and/or IRS Revenue Procedure 2000-37, 2000-2 C.B. 308 (as modified by IRS Revenue Procedure 2004-51, 2004-2 C.B. 294). Each of Seller and Purchaser shall have the right at any time prior to Closing to assign its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in IRS Revenue Procedure 2000-37, 2000-2 C.B. 308) to effect an Exchange. In connection with any such Exchange, any exchange accommodation title holder shall have taken all steps necessary to own the relevant Assets under applicable Law. Each of Seller and Purchaser acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the Exchange shall release either Party from, or modify, any of their respective liabilities and obligations (including indemnity obligations to each other) under this Agreement, and neither Seller nor Purchaser makes any representations as to any particular tax treatment that may be afforded to the other Party by reason of such assignment or any other actions taken in connection with the Exchange. Any Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold such other Party and its Affiliates, officers, directors, partners, members, employees, and agents harmless from and against any and all liabilities and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.
[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.
SELLER:

HELIS OIL & GAS COMPANY, L.L.C.
By Helis Energy, L.L.C., Manager

By:	/s/ David A. Kerstein
David A. Kerstein
President

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.
PURCHASER:

QEP ENERGY COMPANY

By:	/s/ Charles B. Stanley
Charles B. Stanley
Chairman, President and Chief Executive Officer

APPENDIX A
ATTACHED TO AND MADE A PART OF THAT CERTAIN
PURCHASE AND SALE AGREEMENT, DATED AS OF AUGUST 23, 2012, BY AND BETWEEN SELLER AND PURCHASER

DEFINITIONS
“Actual Knowledge” has the meaning set forth in Section 5.1(a).
“Adjusted Purchase Price” has the meaning set forth in Section 3.3.
“AFEs” means authorization for expenditures issued pursuant to a Contract.
“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.
“Aggregate Benefit Deductible” has the meaning set forth in Section 4.5(b)(ii).
“Aggregate Defect Deductible” has the meaning set forth in Section 4.5(b)(i).
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Allocated Value” has the meaning set forth in Section 3.4.
“Arbitration Decision” has the meaning set forth in Section 4.4(d).
“Assignment” means the Assignment, the form of which is attached hereto as Exhibit B.
“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, or similar taxes (including any interest, fine, penalty or additions to tax imposed by a Governmental Body in connection with such taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons from the Assets; but excluding, for the avoidance of doubt, income, capital gains or franchise taxes.
“Assets” has the meaning set forth in Section 2.2.
“Assumed Purchaser Obligations” means (i) all obligations and liabilities (including Environmental Liabilities), known or unknown, with respect to or arising from the Assets, regardless of whether such obligations or liabilities arose prior to, at or after the Effective Time, including obligations and liabilities relating in any manner to the condition, use, ownership or operation of the Assets, including obligations to (a) furnish makeup gas and settle Imbalances attributable to the Assets according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Assets, (c) pay the proportionate share attributable to the Assets to properly plug and abandon any and all Wells, including temporarily abandoned Wells, (d) pay the proportionate share attributable to the Assets to dismantle or decommission and remove any property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Assets, (e) pay the proportionate share attributable to the Assets to abandon, clean up, restore and remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws and (f) pay the proportionate share attributable to the Assets to perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Contracts, or as required by any Law including the payment of all Taxes for which Purchaser is responsible hereunder and (ii) the matters set forth on Schedule 11.1; but excluding, in all such instances, (A) prior to the Cut-off Date, matters that are the bases for the downward adjustments set forth in Section 3.3(b), which will be exclusively settled and accounted for pursuant to the terms of Section 3.3(b) and Section 9.4; (B) matters for which Seller is obligated to indemnify Purchaser pursuant to Section 11.2(b), limited, however to the extent of Seller’s obligation to indemnify; (C) Asset Taxes for which Seller is responsible pursuant to Article 12, (D) any Asset Taxes not described in (C) that are attributable to the ownership or operation of the Assets prior to the Effective Time; (E) any other Taxes (other than Asset Taxes) imposed on Seller or for which Seller is otherwise liable; and (F) any responsibility for royalties, overriding royalties and other burdens on production paid by Seller on behalf of or for the account of others, relating to the period of time prior to the Effective Time.
“Back-In Interest” means the right of Energy Consultants LLC (“EC”) to a portion of the interest of Seller in the Assets upon the recovery by Seller of a certain rate of return from the Assets, all as more particularly set forth in that certain “Exploration and Production Services Agreement” between Seller and EC, dated October 18, 2006, as amended and extended by letter agreements between such parties dated October 27, 2008 and November 18, 2010.
“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.
“Casualty Loss” has the meaning set forth in Section 4.7(a).
“Central Time” means the central time zone of the United States of America.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.
“Claim Notice” has the meaning set forth in Section 11.3(b).
“Closing” has the meaning set forth in Section 9.1.
“Closing Date” has the meaning set forth in Section 9.1.
“Closing Payment” has the meaning set forth in Section 9.4(a).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means reasonable efforts of a Party under existing circumstances; provided, however, that such efforts shall not include the incurring of any liability or obligation or the payment of any money (unless Purchaser has agreed to pay such costs).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated June 11, 2012 between Purchaser and Seller.
“Confidentiality Restrictions” has the meaning set forth in Section 7.3(b).
“Contracts” has the meaning set forth in Section 2.2(f).
“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.
“COPAS” has the meaning set forth in Section 2.5(a).
“Cure Period” has the meaning set forth in Section 4.2(b).
“Current Tax Period” has the meaning set forth in Section 12.2.
“Customary Post-Closing Consents” means the consents and approvals from Governmental Bodies for the transfer of the Assets to Purchaser that are customarily obtained after the transfer of properties similar to the Assets.
“Cut-off Date” has the meaning set forth in Section 3.3.
“Damages” means the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and monitoring of such matters, and the reasonable costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include (i) loss of profits or other consequential damages suffered by the Party claiming indemnification, or any punitive damages (except as otherwise provided herein), (ii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or to the extent increased by the actions or omissions of any Indemnified Person after the Closing Date, (iii) only in the case of claims under Section 11.2(a)(iii) or Section 11.2(b)(ii) (other than those claims relating to a breach of a representation or warranty in Section 5.10, Section 5.11, Section 5.12, or Section 5.15), any liability, loss, cost, expense, claim, award or judgment that does not individually exceed $100,000, and (iv) in the case of claims relating to a breach of a representation or warranty in Section 5.10, Section 5.12, or Section 5.15, any liability, loss, cost, expense, claim, award or judgment that does not individually exceed $50,000.
“Defensible Title” means that title of Seller with respect to the Units (to all depths except for any depth limitations set forth on Exhibit A-1) that, except for and subject to the Permitted Encumbrances:

(i)	entitles Seller to receive Hydrocarbons within, produced, saved and marketed from such Units (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens paid to Third Parties on or measured by production of Hydrocarbons, hereinafter “Net Revenue Interest”) of not less than the Net Revenue Interest shown therefor on Schedule 3.4 for the Units, as applicable, except for (a) decreases in connection with those operations in which Seller may be a nonconsenting co-owner, (b) decreases resulting from the reversion of interests to co-owners with operations in which such co-owners elected not to consent, (c) decreases resulting from the establishment or amendment of involuntary pools or units, (d) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries and (e) as otherwise shown on Schedule 3.4;

(ii)
obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, of each Unit not greater than the working interest shown therefor on Schedule 3.4, without future increase, except for (a) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest, (b) increases resulting from contribution requirements with respect to defaults by co-owners under the applicable operating agreement and (c) as otherwise shown on Schedule 3.4; and

(iii)	is free and clear of liens, encumbrances, obligations, or defects.
“Deposit” has the meaning set forth in Section 3.1.
“Disputed Defect” has the meaning set forth in Section 4.2(b).
“Disputed Title Matters” has the meaning set forth in Section 4.4.
“Dollars” means U.S. Dollars.
“Effective Time” has the meaning set forth in Section 2.4(a).
“Environmental Cure Period” has the meaning set forth in Section 4.2(e)(i)(E).
“Environmental Defect” means (i) any written notice from a Governmental Body asserting or alleging a violation of an Environmental Law attributable to the use, ownership or operation of the Assets, (ii) a condition on or affecting an Asset that violates an Environmental Law, (iii) a condition on or affecting an Asset with respect to which remedial or corrective action is required under Environmental Law and (iv) any other Environmental Liability.
“Environmental Defect Hold-Back Property” has the meaning set forth in Section 4.2(e)(i).
“Environmental Laws” means, as the same have been amended to the Execution Date, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as of the Execution Date of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Assets.
“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets.
“Equipment” has the meaning set forth in Section 2.2(h).
“Escrow Account” has the meaning set forth in Section 3.1.
“Escrow Agent” has the meaning set forth in Section 3.1.
“Escrow Agreement” has the meaning set forth in Section 3.1.
“Exchange” has the meaning set forth in Section 13.18.
“Excluded Assets” means (i) the amounts to which Seller is entitled pursuant to Section 3.3(a), (ii) the Excluded Records, (iii) the Reassigned Properties, (iv) all claims and causes of action of Seller arising under or with respect to any Contract for which Seller is otherwise required to provide indemnification to Purchaser hereunder, (v) all rights and interests of Seller (a) under any policy or agreement of insurance or indemnity agreement, (b) under any bond and (c) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omission or events, or damage to or destruction of property prior to the Effective Time or matters for which Seller is otherwise required to provide indemnification to Purchaser hereunder, (vi) any Leased Assets that are not transferred to Purchaser at Closing, (vii) all claims of Seller for refunds of, credits attributable to, or loss carryforwards with respect to (a) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (b) income, franchise and similar Taxes of Seller or for which Seller is otherwise liable or (c) any Taxes attributable to the other Excluded Assets, (viii) all geophysical and other seismic and related technical data and information relating to the Assets the transfer of which is restricted by its terms (unless such data is transferable with the payment of a fee or other consideration and Purchaser has agreed in writing to pay such fee or other consideration) or applicable Law, (ix) all data and Contracts that cannot be disclosed to Purchaser as a result of confidentiality arrangements under agreements with Third Parties (provided that Seller uses its Commercially Reasonable Efforts to obtain a waiver of any such confidentiality restriction), and (x) any of the Assets excluded from the transactions contemplated hereunder pursuant to Section 4.2, Section 4.6 or Section 4.7.

“Excluded Defect” has the meaning set forth in the definition of “Title Defect” in this Appendix A.
“Excluded Records” means (i) all corporate, financial, income and franchise Tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), (ii) any records to the extent disclosure or transfer is restricted by any Third Party license agreement or other Third Party agreement and for which a waiver has not been obtained; provided that Seller has used Commercially Reasonable Efforts to request and obtain a waiver of the same from such Third Party, and to the extent such disclosure or transfer is restricted by applicable Law, (iii) computer software, (iv) all legal records and legal files of Seller and all other work product of and attorney-client communications with any of Seller’s legal counsel (other than copies of (a) title opinions, (b) Contracts and (c) records and files with respect to any previous litigation matters), (v) personnel records, (vi) records relating to the sale of the Assets, including bids received from and records of negotiations with Third Parties and (vii) any records with respect to the other Excluded Assets.
“Execution Date” has the meaning set forth in preamble of this Agreement.
“Existing Mortgage” means the Mortgage–Collateral Real Estate Mortgage, Deed of Trust, Assignment of Production, Security Agreement, and Financing Statement, dated effective as of February 1, 2011, from Helis Oil & Gas Company, L.L.C. to John C. Hope, III, as Trustee, for the benefit of Whitney National Bank, as Administrative Agent, and all related security interests and financing statements.
“Field Office and Yard” has the meaning set forth in Section 2.2(e).
“Filings” has the meaning set forth in Section 7.10.
“Final Disputed Title Matters” has the meaning set forth in Section 4.4(a).
“Final Settlement Statement Date” has the meaning set forth in Section 9.4(b).
“GAAP” means U.S. generally accepted accounting principles.
“Gathering Systems” has the meaning set forth in Section 2.2(d).
“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.
“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under any Laws, including asbestos-containing materials (but excluding any Hydrocarbons or NORM).
“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from any of the Wells and allocated to the interests of Seller therein and the shares of production from the relevant Well to which Seller was entitled, or at the pipeline flange (or inlet flange at a processing plant or similar location) between the amount of Hydrocarbons nominated by or allocated to Seller and the Hydrocarbons actually delivered on behalf of Seller at that point, including natural gas, oil and natural gas liquid products.
“Indemnified Person” has the meaning set forth in Section 11.3(a).
“Indemnifying Person” has the meaning set forth in Section 11.3(a).
“Individual Benefit Threshold” has the meaning set forth in Section 4.5(b)(ii).
“Individual Defect Threshold” has the meaning set forth in Section 4.5(b)(i).
“Intellectual Property” means patents, patent applications, trademarks, trademark registrations or applications therefor, trade names, service marks, service mark rights, logos, domain names, corporate names and associated goodwill, copyrights (including software), copyright registrations or applications therefor, trade secrets, know-how, processes, confidential business information, seismic rights, geological data, geophysical data, engineering data, maps, interpretations, and other confidential and proprietary information.
“Laws” means all Permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.
“Leased Assets” means all equipment, machinery, tools, fixtures, inventory, vehicles, office leases, furniture, office equipment and related peripheral equipment, computers, field equipment and related assets that are subject to or currently leased by Seller, and used or held for use solely in connection with the operation of, or the production of Hydrocarbons from, the Properties.
“Leases” has the meaning set forth in Section 2.2(a).
“Letter-in-lieu of Transfer Order” means that certain Letter-in-lieu of Transfer Order, the form of which is attached hereto as Exhibit C.
“Material Adverse Effect” means any material adverse effect on (a) the ownership, operation or value of the Assets, as currently operated, taken as a whole, or (b) Seller and its ability to consummate the transactions contemplated herein and to perform its obligations in connection therewith pursuant to the terms hereof; provided, however, that the term “Material Adverse Effect” (i) shall not include material adverse effects resulting from general changes in Hydrocarbon prices, general changes in industry, economic or political conditions or general changes in Laws or in regulatory policies and (ii) in the case of Section 6.5 only, shall not include the items referenced in clause (a) of this definition.
“Mountain Time” means the mountain time zone of the United States of America.

“Net Revenue Interest” has the meaning set forth in the definition of the term “Defensible Title” in this Appendix A.
“NORM” means naturally occurring radioactive material.
“Party” and “Parties” have the meanings set forth in the preamble of this Agreement.
“Permits” means any permits, approvals or authorizations by, or filings with, Governmental Bodies.
“Permitted Encumbrances” means any or all of the following:
(i)    royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests and other similar burdens on production to the extent that the net cumulative effect of such burdens does not reduce Seller’s Net Revenue Interest below that shown in Schedule 3.4, or increase Seller’s working interest above that shown in Schedule 3.4, without a proportionate increase in the Net Revenue Interest of Seller;
(ii)    all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Properties, to the extent that the net cumulative effect of such instruments does not reduce Seller’s Net Revenue Interest below that shown in Schedule 3.4, or increase Seller’s working interest above that shown in Schedule 3.4, without a proportionate increase in the Net Revenue Interest of Seller;
(iii)    Preferential Rights, Third Party consents to assignment and similar transfer restrictions set forth on Schedule 5.16;
(iv)    liens for Taxes or assessments not yet due and payable or Taxes being contested in good faith by appropriate proceedings (and for which Seller will remain responsible);
(v)    materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;
(vi)    all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein if they are not required or customarily obtained in the region where the Assets are located prior to the sale or conveyance, including Customary Post-Closing Consents;
(vii)    excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;
(viii)    easements, rights-of-way, covenants, servitudes, Permits, surface leases and other rights in respect of surface operations which do not prevent or adversely affect operations as currently conducted on the Properties covered by the Assets;

(ix)    calls on production under existing Contracts set forth on Schedule 5.14;
(x)    gas balancing and other production balancing obligations, and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation contracts to the extent reflected on Schedule 5.15 as of the Effective Time;
(xi)    all rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Body or under any franchise, grant, license or Permit issued by any Governmental Body;
(xii)    any lien, charge or other encumbrance (including the Existing Mortgage) on or affecting the Assets that is expressly waived, bonded or paid by Purchaser at or prior to Closing or that is discharged by Seller at or prior to Closing;
(xiii)    any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment Laws or regulations;
(xiv)    the terms and conditions of the Leases, including any depth limitations or similar limitations that may be set forth therein;
(xv)    the Contracts set forth in Schedule 5.14;
(xvi)    any matters shown on Exhibit A-1; and
(xvii)    any other liens, charges, encumbrances, defects or irregularities that (a) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby, (b) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region where the Assets are located and (c) do not reduce Seller’s Net Revenue Interest below that shown in Schedule 3.4, or increase Seller’s working interest above that shown in Schedule 3.4, without a proportionate increase in the Net Revenue Interest of Seller.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Government Body or any other entity.
“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials E1527 - 05, or any similar environmental assessment.
“Phase II Environmental Site Assessment” means a further assessment regarding a recognized environmental condition identified in Purchaser’s Phase I Environmental Site Assessment.
“Preferential Rights” has the meaning set forth in Section 4.6(a).

“Prime Rate” means the rate of interest published from time to time as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal.
“Properties” has the meaning set forth in Section 2.2(d).
“Property Costs” means (i) all operating and production expenses (including costs of insurance, rentals, shut-in payments and royalty payments; title examination and curative actions; Asset Taxes; and gathering, processing and transportation costs in respect of Hydrocarbons produced from the Properties) and capital expenditures (including bonuses, broker fees, and other lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business, (ii) general and administrative costs with respect to the Assets and (iii) overhead costs charged to the Assets under the applicable operating agreement.
“Public Announcement Restrictions” has the meaning set forth in Section 7.3(a).
“Purchase Price Allocation Schedule” has the meaning set forth in Section 3.2.
“Purchaser” has the meaning set forth in the preamble of this Agreement.
“Purchaser Group” means Purchaser, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.
“Purchaser’s Auditor” has the meaning set forth in Section 7.10.

“Reassigned Properties” means those certain of the Assets reconveyed, if any, from Purchaser to Seller pursuant to Section 4.2(c) or Section 4.4.
“Records” means copies of any files, records, maps, information, and data, whether written or electronically stored, relating solely to the Assets, including: (i) land and title records (including abstracts of title, title opinions, and title curative documents); (ii) contract files; (iii) correspondence; (iv) operations, environmental, production, and accounting records; and (v) production, facility and well records and data; provided, however, that the term “Records” shall not include any of the foregoing items that are Excluded Assets and any information that cannot, without unreasonable effort or expense that Purchaser does not agree to undertake or pay, as applicable, be separated from any files, records, maps, information and data related to the Excluded Assets.
“Records Period” has the meaning set forth in Section 7.10.

“Remedy Deadline” has the meaning set forth in Section 4.2(b).
“Remedy Notice” has the meaning set forth in Section 4.2(b).
“Representatives” means (i) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (ii) any consultant or agent retained by a Party or the parties listed in subsection (i) above; and (iii) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.
“Section 7.4 Updates” has the meaning set forth in Section 7.9(b).
“Securities Act” has the meaning set forth in Section 7.10.

“Seller” has the meaning set forth in the preamble of this Agreement.
“Seller Group” means Seller, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.
“Seller Overhead Services Amount” means the amount of Seller’s costs and expenses in connection with it providing overhead, general and administrative, accounting, land, technical and related services with respect to the Assets during the period from the Effective Time to the Closing, such amount not to exceed in the aggregate an amount equal to $10,566 per month per Well being drilled (subject to any adjustments for inflation as set forth in the applicable operating agreement) and $1,057 per month per producing Well (subject to any adjustments for inflation as set forth in the applicable operating agreement), in each case operated by Seller or its Affiliates and reduced by any overhead fees and similar payments received from Third Parties paid to Seller pursuant to Section 2.4(c).
“Specified Consent Requirement” means a requirement to obtain a lessor’s or other Person’s prior consent to assignment or transfer of an interest in a Lease or other Asset that (i) is triggered by the transactions contemplated hereunder and (ii) provides that (a) such consent may be granted or withheld in the sole discretion of the Person holding the right (or words to similar effect), (b) any purported assignment in the absence of such consent first having been obtained is void, (c) the Person holding the right may terminate the affected Lease or other instrument creating Seller’s rights in the affected Asset or (d) the Person holding the right may impose additional conditions on the proposed assignee that involve the payment of money, the posting of collateral security or the performance of other obligations by the assignee that would not be required in the absence of Seller’s assignment of the affected Lease or other Asset.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.
“Taxes” means (a) all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes, unclaimed property and escheat obligations or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts that may be imposed with respect thereto, (b) any liability for the payment of any amounts of the type described in clause (a) under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax Law) and (c) any liability for the payment of any amounts described in clause (a) or

(b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.
“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Third Person Claim” has the meaning set forth in Section 11.3(b).
“Title Arbitration Notice” has the meaning set forth in Section 4.4(a).
“Title Arbitrator” has the meaning set forth in Section 4.4(b).
“Title Benefit” means any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller as of the Closing Date in any of the Units above that shown on Schedule 3.4, without a greater than proportionate increase in Seller’s working interest above that shown in Schedule 3.4.
“Title Benefit Amount” has the meaning set forth in Section 4.3(b).
“Title Benefit Notice” has the meaning set forth in Section 4.3(a).
“Title Benefit Property” has the meaning set forth in Section 4.3(a).
“Title Claim Date” has the meaning set forth in Section 4.2(a).
“Title Defect” means (i) an Environmental Defect or (ii) any lien, charge, encumbrance, obligation, defect, or other similar matter that, if not cured, causes Seller not to have Defensible Title in and to the Units, as applicable, as of the Closing Date; provided, however, that the following shall not be considered Title Defects for any purpose of this Agreement (each an “Excluded Defect”):
(a)    defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;
(b)    defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;
(c)    defects based on a gap in Seller’s chain of title in the state’s records as to state leases, or in the county records as to other leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;
(d)    defects as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Properties held by production, or lands pooled, communitized or unitized therewith, except to the extent the cessation of production, insufficient production or failure to conduct operations is affirmatively shown to exist such that it would give rise to a right to terminate the lease in question, evidence of which shall be included in a Title Defect Notice;
(e)    defects based on references to lack of information, including lack of information in Seller’s files, the lack of Third Party records, and or the unavailability of information from regulatory agencies;
(f)    defects based on references to a document because such document is not in Seller’s files;
(g)    defects based solely on Tax assessment, Tax payment or similar records (or the absence of such activities or records);
(h)    defects arising out of lack of corporate or other entity authorization, unless such lack of authorization results in a Third Party’s actual and superior claim of title to the relevant property;
(i)    defects that have been cured by applicable Laws of limitations or prescription;
(j)    defects arising from the matters disclosed on the Exhibits or Schedules to this Agreement; and
(k)    defects arising as a consequence of, or based on, the approval of a Governmental Body not having been received by Seller.
“Title Defect Amount” has the meaning set forth in Section 4.2(c)(i).
“Title Defect Notice” has the meaning set forth in Section 4.2(a).
“Title Defect Property” has the meaning set forth in Section 4.2(a).
“Transition Services Agreement” means that certain Transition Services Agreement, the form of which is attached hereto as Exhibit D.
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code in effect on the Execution Date.
“Unadjusted Purchase Price” has the meaning set forth in Section 3.1.
“Units” has the meaning set forth in Section 2.2(b).
“Wells” has the meaning set forth in Section 2.2(c).